Exhibit 10.1

CREDIT, SECURITY AND GUARANTY AGREEMENT

dated as of January 6, 2023

by and among

ALPHATEC HOLDINGS, INC.,

as Borrower,

and

any guarantor that hereafter becomes party hereto, each as Guarantor, and collectively as Guarantors,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Agent,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

Exhibit 10.1

table of contents

CREDIT, SECURITY AND GUARANTY AGREEMENT

THIS CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of January 6, 2023 by and among ALPHATEC HOLDINGS, INC., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), and any entities that become party hereto as Guarantors (each of their successors and permitted assigns, individually as a “Guarantor”, and collectively as “Guarantors”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrower has requested that Lenders make available to Borrower the financing facilities as described herein. Lenders are willing to extend such credit to Borrower under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Guarantors, Lenders and Agent agree as follows:

Article 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“2026 Convertible Note Documents” means the 2026 Convertible Notes, the 2026 Notes Indenture and each other material document or agreement from time to entered into in connection with the foregoing.

“2026 Convertible Notes” means those certain 0.75% convertible senior notes due 2026, issued by Borrower and governed by the terms of an indenture, dated as of August 10, 2021, between Borrower and U.S. Bank, National Association, as trustee (the “2026 Notes Indenture”).

“ABL Agent” means the “Agent” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit, Security and Guaranty Agreement, dated as of September 29, 2022, by and among Borrower, the other parties party thereto and MidCap Funding IV Trust as agent, as such document may be amended, restated, supplemented or otherwise modified, replaced, refinanced, renewed, restructured or extended from time to time in accordance with the ABL Intercreditor Agreement.

“ABL Debt” means “Obligations” as defined in the ABL Credit Agreement (or any comparable successor provision); provided that (a) no Subsidiary that is not a Credit Party shall guarantee, or otherwise be an obligor in respect of, such Debt (unless such Subsidiary becomes a Credit Party under this Agreement), and (b) any Liens securing such Debt (x) if on Term Priority Collateral, are junior in priority to the Liens on the Term Priority Collateral securing the Obligations and (y) Collateral not constituting Term Priority Collateral, may be pari passu, senior or junior in priority to the Liens on such non-Term Priority Collateral securing the Obligations, in each case in clause (x) or (y), pursuant and subject to an ABL Intercreditor Agreement.

“ABL Documents” means the ABL Credit Agreement and each other “Financing Document” as defined in the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof by and among the Agent, ABL Agent, as acknowledged and agreed to by Credit Parties.

“ABL Priority Collateral” has the definition set forth in the ABL Intercreditor Agreement.

“ABL Security Documents” means any security documents, collateral documents or other similar documents entered into by any of the Credit Parties in connection with the ABL Credit Agreement to create or perfect Liens on assets of the Credit Parties as security for the ABL Debt, and any other documents that are designated under the ABL Credit Agreement as “Security Documents” for purposes of the ABL Intercreditor Agreement.

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses of, and purchases of, over-the counter and other software that is commercially available to the public, open source licenses and non-exclusive enabling licenses in the Ordinary Course of Business).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term

“control” of a Person means the possession, directly or indirectly, of the power to vote fifteen percent (15%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Fee Letter” means the agency fee letter, dated the date hereof, between Borrower and the Agent.

“Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and permitted assigns thereof in such capacity.

“Agent-Related-Persons” has the meaning set forth in Section 13.3(f).

“Anti-Corruption Laws” means any applicable international, foreign, federal, or local statute, treaty, law, or regulation concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”) of 1977, the U.K. Bribery Act of 2010, each as amended, and any other applicable anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Credit Parties conduct business.

“Anti-Money Laundering and Anti-Terrorist Financing Laws” means any applicable Laws relating to money laundering or terrorist financing, including, without limitation, the Money Laundering Control Act of 1986, the Laws comprising or implementing the Bank Secrecy Act, the USA PATRIOT Act, or any other applicable law prohibiting or directed against terrorist activities or the financing of terrorist activities such as 18 U.S.C. §§ 2339A and 2339B.

“Announcing Form 8-K” has the meaning set forth in Section 13.3(g).

“Applicable Margin” means with respect to Term Loans and all other Obligations, five and three-fourths of one percent (5.75%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding dispositions resulting from any casualty or other damage to, any property or asset) by any Credit Party or any Subsidiary thereof of any asset (including issuances of Equity Interests of Subsidiaries) of such Credit Party or Subsidiary. For the avoidance of doubt, payments and dispositions on, and settlements of conversions of, the Permitted Convertible Debt will not be considered Asset Dispositions.

“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit H or such other form that is acceptable to Agent and, as applicable, the Borrower (whose consent shall not be unreasonably withheld or delayed).

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 2.2(j).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base Rate” means a per annum rate of interest equal to the greater of (a) the Floor and (b) the per annum rate of interest quoted in The Wall Street Journal, Money Rates Section as the “prime rate”, as in effect from time to time; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.2(j).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent (acting at the written direction of the Required Lenders and in consultation with Borrower) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent (acting at the written direction of the Required Lenders in consultation with Borrower) giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(j) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(j).

“Blocked Person” means any Person: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List or similar blocking list published by OFAC or the U.S. Department of State, (b) resident in or organized under the laws of or incorporated in a Sanctioned Country, (c) owned 50% or more or controlled by, or acting for or on behalf of, any Person in (a) or (b) above or (d) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorist Financing Law or Sanctions.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning set forth in Section 13.3(d).

“Braidwell” means Braidwell Transaction Holdings LLC – Series 1, and its successors and permitted assigns.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in San Diego, California and New York, New York are authorized by Law to close; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” means the loss, damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries, for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation directly related to such loss, damage, destruction or condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the combined voting power of all voting stock of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (c) except to the extent permitted pursuant to this Agreement, Borrower ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (or such lesser portion as may be owned by Borrower as of the date hereof); or (d) the occurrence of any “Change of Control”, “Change in Control”, “Fundamental Change” (other than, in the case of the 2026 Convertible Note Documents, (i) an “Exempted Fundamental Change” or (ii) “Make-Whole Fundamental Change” that is not also a “Fundamental Change”), or terms of similar import under any Material Debt, the ABL Debt or the Permitted Convertible Debt. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described on Annex B hereto.

“Commitment Annex” means Annex A to this Agreement.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Credit Parties at the time of such determination, as determined by Agent (acting at the written direction of the Required Lenders); provided that in no case shall a Bona Fide Lending Affiliate constitute a “Competitor”.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit B hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate,” “Business Day”, “Interest Period,” “Reference Time” or any similar or analogous definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or the applicability and length of lookback periods, (d) the applicability of Section 2.8 and (e) other technical, administrative or operational matters) that Agent decides (which may be in consultation with the Required Lenders) may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount reasonably estimated by such Person in good faith.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Credit Party, are treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m)of the Code.

“Convertible Note Documents” means (a) the 2026 Convertible Note Documents and (b) the Future Convertible Notes and each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a Product without its physical removal to some other location.

“Credit Party” means each Borrower and Guarantor; and “Credit Parties” means all such Persons, collectively.

“Credit Party Unrestricted Cash” means, as of any date of determination, unrestricted cash and Cash Equivalents of the Credit Parties that (a) subject to Section 7.4, are held in the name of a Credit Party in a Deposit Account or Securities Account located in the United States that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent and are otherwise subject to Agent’s first priority, subject to the ABL Intercreditor Agreement, perfected security interest, (b) are not subject to any Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business (unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP), (d) all capital or financing leases of such Person (it being understood that any leases (other than in connection with any sale-leaseback) for real property are not “Debt”), (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person (valued at the aggregate outstanding amount of such Debt), (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (provided that the amount of such debt shall be deemed to be the amount that is required to be reflected on the balance sheet of such person in accordance with GAAP), (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) cash obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Financing Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Financing Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Financing Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Deficiency Amount” has the meaning set forth in Section 12.12(b).

“Delayed Draw Term Lender” means each Lender having a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan, in each case, in excess of Zero Dollars ($0).

“Delayed Draw Term Loan Commitment” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Delayed Draw Term Loan Commitment ”, as such amount may be adjusted from time to time by any amounts assigned pursuant to the terms of any and all effective assignment agreements to which such Lender is a party. For the avoidance of doubt, the aggregate Delayed Draw Term Loan Commitment of all Lenders on the Closing Date shall be $50,000,000.

“Delayed Draw Term Loan Commitment Expiration Date” means the earliest to occur of (a) the date on which the Delayed Draw Term Loan Commitments have been fully drawn, (b) the date that the Delayed Draw Term Loan Commitments are terminated in full and (c) the date that is eighteen (18) months after the Closing Date.

“Delayed Draw Term Loans” has the meaning set forth in Section 2.1(b).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party, each financial institution in which such Credit Party maintains a Deposit Account (which is not an Excluded Account), and any other applicable secured party.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Permitted Debt or other Equity Interests that are not otherwise Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, liquidation or similar event), (b) is redeemable at the option of the holder thereof (other than for Permitted Debt or other Equity Interests that are not otherwise Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part (except as a result of a change of control or asset sale, liquidation or similar event), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity

Interests are issued pursuant to a plan for the benefit of current and former employees, directors, managers, officers or consultants of Borrower or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or similar compensation to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (other than (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, (d) any lease or rental payments to an Affiliate or Subsidiary of a Credit Party (which is not itself a Credit Party), or (e) repayments of or debt service on loans or other indebtedness (other than conversion to Equity Interests other than Disqualified Equity Interests) held by any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (which is not itself a Credit Party) unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness. For the avoidance of doubt, payments and distributions on, and settlements of conversions, in respect of Permitted Convertible Debt shall not be considered Distributions for purposes of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Required Lenders; provided, however, that notwithstanding the foregoing, (x) (i) “Eligible Assignee” shall not include any Credit Party or any of the Credit Parties’ Subsidiaries or (ii) no Person shall qualify as an “Eligible Assignee” pursuant to clause (d) above to the extent such Person is either (A) a hedge fund or private equity fund that is primarily engaged in the business of purchasing distressed debt (as determined by the Required Lenders, in its reasonable discretion) or (B) a Competitor; provided that the prohibition in clause (ii) shall not apply if a Specified Event of Default has occurred and is continuing, and (y) no proposed assignee intending to assume all or any portion of the Term Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Term Loan Commitment, or has been approved as an Eligible Assignee by the Required Lenders.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources or pollution (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“EOS Convertible Bond Documents” means the EOS Convertible Bonds and each other material document or agreement from time to entered into in connection with the foregoing.

“EOS Convertible Bonds” means those certain 6.00% bonds due 31 May 2023, issued by EOS France and governed by the terms of a subscription agreement, dated as of May 24, 2018.

“EOS France” means EOS Imaging SA, a French société anonyme (registered under number 349 694 893 RCS Paris).

“EOS PGE” means the Loan (le Prêt) for an amount (in principal) equal to €955.556 as defined in the EOS PGE Loan Agreement.

“EOS PGE Loan Agreement” means the loan agreement (guaranteed by the French State) entered into between EOS France and Société Générale (registered under number 552 120 222 RCS Paris) on April 24, 2021.

“EOS PGE Loan Documents” means the EOS PGE Loan Agreement and each other material document or agreement from time to entered into in connection therewith.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date; provided that for the avoidance of doubt, Swap Contracts, the Permitted Convertible Debt and the Permitted Bond Hedge Transactions shall not be considered “Equity Interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party maintains, sponsors or contributes to,

or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 11.20.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 11.20.

“Erroneous Payment Subrogation Rights” has the meaning specified therefor in Section 11.20.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Credit Parties’ employees plus any minimum balance requirements of the applicable depositary bank, (b) segregated Deposit Accounts that secure obligations in respect of letters of credit which are permitted by clause (s) of Permitted Debt, (c) segregated Deposit Accounts that secure obligations in respect of credit cards which are permitted by clause (r) of Permitted Debt, (d) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts, (e) Deposit Accounts and Securities Accounts located outside of the United States; and (f) other Deposit Accounts and Securities Accounts; provided that (i) all such Deposit Accounts and Securities Accounts shall be identified to Agent and (ii) the aggregate amount held in the accounts described in clauses (d) through (f) shall not exceed $2,000,000.

“Excluded Perfection Assets” means, collectively:

(a) any fee-owned real property (other than Material Real Property), and any leasehold interests in real property;

(b) motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC);

(c) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $500,000 in the aggregate for all such commercial tort claims;

(d) letter of credit rights with a value of less than $500,000 individually or $2,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(e) electronic chattel paper or tangible chattel paper, in each case, with a value of less than $500,000 individually or $2,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(f) promissory notes, or any other Instrument (other than checks received in the Ordinary Course of Business) or document with a value of less than $500,000 individually or $2,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement); and

(g) Intellectual Property (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC and/or the filing of an Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office).

“Excluded Property” means, collectively:

(a) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall (i) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement, (iii) be prohibited by or in violation of any applicable Laws, or (iv) require any governmental or third party (other than a Credit Party) consent, license or authorization;

(b) any governmental licenses or state or local franchises, charters and authorizations, to the extent that (i) Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law or (ii) the grant of such security interest would require any governmental or state or local consent;

(c) any asset which is subject to a purchase money Lien or capital or financing lease permitted hereunder to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or capital or financing lease;

(d) any “intent-to use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(e) any Excluded Accounts; and

(f) more than 65% the voting capital stock of any foreign Excluded Subsidiary and any Excluded Subsidiary that falls within clause (l) of such defined term, to the extent that the grant of a security interest in excess of such percentage to secure the Obligations would cause material adverse tax consequences for such Borrower under the Code;

provided that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all products and Proceeds (and rights to the Proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such Proceeds would independently constitute Excluded Property).

“Excluded Subsidiary” means each of (a) EOS France, (b) EOS Imaging GmbH, (c) EOS Imaging, Inc. (Quebec), (d) EOS Imaging Pte Ltd., (e) OneFit Medical SAS, (f) Alphatec Australia Pty Ltd., (g) Alphatec New Zealand, (h) EOS Imaging, Inc. (Delaware), (i) Alphatec Puerto Rico, LLC (to the extent not a Material Subsidiary), (j) ATEC Japan K.K., (k) any other Subsidiary that is not a Material Subsidiary and (l) any other Subsidiary (i) that is a controlled foreign corporation within the meaning of Section 957 of the Code, or (ii) substantially all the assets of which consist of Equity Interests in or Debt of one or more Subsidiaries described in clause (l)(i) or (ii) of this definition; provided that in no event shall any Excluded Subsidiary hold any right, title or interest in or control any material Intellectual Property, other than a Specified Intellectual Property Subsidiary. As of the Closing Date, Alphatec International Holdings, Inc. is an Excluded Subsidiary described in clause (l) of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under the terms hereof or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term Loan Commitment, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(c); and (d) any U.S. federal withholding taxes imposed in respect of a Lender under FATCA.

“Exit Fee” has the meaning set forth in Section 2.2(e).

“Export Control Laws” means all laws and regulations governing the transfer or provision of dual-use or military goods, software, technology or services as administered and enforced by the U.S. Department of Commerce through the Export Administration Regulations, or the U.S. Department of Defense through the International Traffic in Arms Regulations.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implement such sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America and any successor agency thereto.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Financing Documents” means this Agreement, any Notes, the Agency Fee Letter, the Flow of Funds Direction Letter, the Security Documents, each Subordination Agreement, the ABL Intercreditor Agreement (if any), and any other subordination or intercreditor agreement and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, or September 30.

“Floor” means the rate per annum of interest equal to three percent (3.00%).

“Flow of Funds Direction Letter” means that certain flow of funds direction letter, dated the date hereof, by the Borrower to the Agent.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” and “Guarantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum and its derivatives, by-products and other hydrocarbons, (f) per-and-polyfluoroalkyl substances, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination in excess of amounts permitted under applicable Law (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all Laws relating to the possession, control, warehousing, marketing, sale, distribution procurement, development, manufacture, production, analysis, dispensing, importation, exportation, use, handling, quality, or promotion of any Product (including, without limitation, any component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act and comparable state and foreign laws, or consumer product safety laws, and all Laws pertaining to patient healthcare information, as such Laws may be amended from time to time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Loans” has the meaning set forth in Section 2.1(a).

“Initial Term Lender” means each Lender having an Initial Term Loan Commitment amount in excess of Zero Dollars ($0) (or, in the event the Initial Term Loan Commitment shall have been terminated at any time, each Lender at such time having outstanding Initial Term Loans in excess of Zero Dollars ($0)).

“Initial Term Loan Commitment” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Initial Term Loan Commitment”, as such amount may be adjusted from time to time by any amounts assigned pursuant to the terms of any and all effective assignment agreements to which such Lender is a party. For the avoidance of doubt, the aggregate Initial Term Loan Commitment of all Lenders on the Closing Date shall be $100,000,000.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Person, (a) all patents, patent applications, invention disclosure documents, and like protections, including improvements, divisions, continuations,

re-examinations, renewals, reissues, substitutions, extensions and continuations in part of the same; (b) trademarks, trade names, trade dress, trade styles, corporate names, fictitious business names, certification marks, collective marks, service marks, logos, symbols, Internet domain names, other business identifiers or indicia of source or origin, and any registrations and applications therefor, whether registered or not, together with all goodwill associated with each of the foregoing; (c) copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished; (d) know-how, operating manuals, trade secrets, data, protocols, information, processes, methodologies, techniques, strategies, computer hardware and software, databases, rights to unpatented inventions and all applications therefor; (e) all other intellectual property or similar proprietary rights, in each case of (a) through (e) that are owned, licensed to or otherwise controlled by such Person or that are used in the conduct of business by such Person; and (f) all other rights directly associated with any of the foregoing, including all claims for damages with respect to any past, present or future infringement, misappropriation, or other violation of any of the foregoing.

“Intellectual Property Security Agreement” means any and all agreements, memoranda instruments, notices, documents, and papers as the Agent may reasonably request (including, without limitation, one or more notices of security interest in patents, one or more memorandum of security interest in trademarks, and one or more copyright security agreements, in each case with appropriate completions), in form and substance reasonably satisfactory to Agent, among Agent and any applicable Credit Party, pursuant to which Agent shall obtain, and to evidence, the Agent’s security interest in any Intellectual Property registered at or issued by the United States Patent and Trademark Office or the United States Copyright Office.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the earlier of (a) (but not including) the last day of such calendar month and (b) (and including) the Maturity Date.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investigational Application” means an authorization to commence human clinical studies or distribute an investigational product, including (a) an investigational device exemption as set forth in 21 C.F.R. § 812 (“IDE”), (b) any equivalent of a IDE in other countries or regulatory jurisdictions, (c) any approvals required from applicable Institutional Review Boards for the conduct of such human clinical studies and (d) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, (b) to make or otherwise consummate any Acquisition, or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto. For the avoidance of doubt, payments in respect of Permitted Convertible Debt or any Permitted Bond Hedge Transaction expressly permitted pursuant to the terms of this Agreement shall not be considered Investments for purposes of this Agreement.

“IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of any Credit Party, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of any Credit Party (including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Credit Party and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of a Credit Party).

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Joinder Requirements” has the meaning set forth in Section 4.11(c).

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.

“Lender” means each of (a) Braidwell, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset; provided that in no event will an operating lease be deemed to constitute a Lien. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or financing lease or other title retention agreement relating to such asset.

“Liquidity” means Credit Party Unrestricted Cash.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan(s)” means the Term Loans.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed Product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, or properties of the Credit Parties, taken as a whole, (b) the rights and remedies of Agent or Lenders under the Financing Documents, taken as a whole, the ability of Agent or Lenders to enforce the Obligations or realize upon a material portion of the Collateral, or the ability of the Credit Parties, taken as a whole, to pay or perform any of their obligations under any Financing Document to which they are a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted to Agent in any Financing Document (other than solely as a result of any action or inaction of Agent or Required Lenders provided that such action or inaction is not caused by any Credit Parties failure to comply with the terms of the Financing Documents), or (e) the value of any material Collateral.

“Material Contracts” means (a) the Convertible Note Documents and each Swap Contract and other material document related to any Permitted Bond Hedge Transactions and Permitted Warrant Transactions, EOS PGE Loan Documents and EOS Convertible Bond Documents, (b) the agreements listed on Schedule 3.17, (c) the ABL Documents, and (d) each other agreement or contract to which such Credit Party or its Subsidiaries is a party, the termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof, in each case, that are material to the financial condition, business or operations of the Credit Parties and their Subsidiaries (taken as a whole) and not including over-the-counter software, software that is commercially available to the public, and open source licenses in the Ordinary Course of Business.

“Material Subsidiary” means each Subsidiary which: (a) holds right, title or interest in or controls any material Intellectual Property, other than a Specified Intellectual Property Subsidiary; (b) holds or maintains any material Regulatory Authorization, whether now in effect or hereafter issued by any Regulatory Agency, other than a Regulatory Authorization directly related to its own business operations, or holds or maintains any Regulatory Required Permits in any case whether now in effect or hereafter issued; (c) has, together with its Subsidiaries, assets with a book value exceeding 5.0% of the consolidated total assets of Borrower and its Subsidiaries; provided that, if at any time the aggregate book value of the assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds 10.0%, Borrower shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries”; (d) has cash and Cash Equivalents exceeding $7,500,000 in the aggregate at any time (excluding cash or Cash Equivalents in Excluded Accounts); provided that, if at any time the aggregate amount of cash and Cash Equivalents attributable to all Subsidiaries that are not Material Subsidiaries exceeds such threshold, Borrower shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries”; (e) as of the most recent Fiscal Quarter of Borrower, for the period of four consecutive Fiscal Quarters then ended, contributed greater than 5.0% of the Revenue Base for such period; provided that, if at any time the aggregate portion of the Revenue Base attributable to all Subsidiaries that are not Material Subsidiaries exceeds 10.0%, Borrower shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries;” or (f) any Subsidiary that qualifies or is designated as a Material Subsidiary notwithstanding such Subsidiary, from time to time, no longer qualifying as a Material Subsidiary pursuant to clauses (a) through (e) above or the last sentence of this definition.

“Material Real Property” means any real property located in the United States that is owned in fee by any Credit Party with a fair market value (as reasonably determined by Agent) in excess of $5,000,000 individually or in the aggregate together with all other real property that is owned by the Credit Parties.

“Maturity Date” means January 6, 2028.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MNPI” has the meaning set forth in Section 13.3(d).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Credit Party or any of its Subsidiaries in connection with any Casualty Event, Asset Disposition or incurrence of Permitted Debt, net of (a) reasonable and customary out-of-pocket direct costs, fees and expenses incurred or estimated costs, fees and expenses for which reserves are maintained, in connection therewith (including legal, accounting, consulting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) amounts held in escrow to be applied as part of the purchase price for any assets, as applicable; (c) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds; and (d) the amount required to retire any Debt secured by a Permitted Lien on the related property; provided that if the actual amount of taxes or costs, fees and expenses paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents (x) received upon the disposition of any non-cash consideration received by any Credit Party or any of its Subsidiaries in connection with any Casualty Event, Asset Disposition or incurrence of Permitted Debt or (y) released from escrow to a Credit Party or any of their Subsidiaries.

“Net Revenues” means net total consolidated revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or such Subsidiary, and undertaken by such Credit Party or such Subsidiary in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such

Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the Equity Interests of such Person.

“Orthotec Litigation” means litigation matters in connection with, arising from, or related to Orthotec, LLC for which the Credit Parties or their Subsidiaries face potential exposure (monetary or otherwise).

“Orthotec Settlement Agreement” has the meaning set forth in Section 5.12.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Recipient” has the meaning specified therefor in Section 11.20 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including without limitation, Regulatory Required Permits.

“Permitted Acquisition” means:

(i) any Acquisition by Borrower or any of its Subsidiaries, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) [reserved];

(b) to the extent applicable, the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required the terms of this Agreement, including, without limitation, by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien (subject to Permitted Liens) in all entities and assets acquired in connection with the proposed Acquisition to the extent required by this Agreement;

(c) at the time of such Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing;

(d) the Acquisition would not result in a Change in Control and the Borrower remains a surviving legal entity after such Acquisition;

(e) all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;

(f) the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Credit Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;

(g) such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition, in each case, as required by such Person’s Organizational Documents;

(h) no Debt or Liens are assumed or created (other than Permitted Liens or Permitted Debt) in connection with such Acquisition;

(i) [reserved];

(j) [reserved];

(k) the consideration paid or payable by Borrower or any such Subsidiary in connection with such Acquisition shall consist solely of (x) Equity Interests (other than Disqualified Equity Interests) in Borrower and/or (y) Acquisition Consideration not to exceed $10,000,000 in the aggregate per fiscal year; and

(l) [reserved];

(ii) any Acquisition by a Credit Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) Borrower shall have delivered to Agent at least ten (10) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available, other than in the case of Acquisitions for cash consideration not in excess of $5,000,000 in the aggregate, a due diligence package (including, to the extent available, a quality of earnings report); and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and, to the extent required to be completed prior to the closing of such Acquisition under the related acquisition agreement and reasonably requested by Agent, all material regulatory and third party approvals and copies of any environmental assessments, if applicable, in each case, under this clause (iii), to the extent not prohibited to be shared or delivered pursuant to the terms thereof (it being understood and agreed that no such prohibition shall be created in order to avoid disclosure to Agent and Borrower shall use commercially reasonable efforts to ensure that such documents and other materials can be disclosed to Agent);

(b) the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required the terms of this Agreement, including, without limitation, by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien (subject to Permitted Liens) in all entities and assets acquired in connection with the proposed Acquisition to the extent required by this Agreement;

(c) at the time of such Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing;

(d) the Acquisition would not result in a Change in Control and the Borrower remains a surviving legal entity after such Acquisition;

(e) all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;

(f) the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Credit Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;

(g) such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition, in each case, as required by such Person’s Organizational Documents;

(h) no Debt or Liens are assumed or created (other than Permitted Liens or Permitted Debt) in connection with such Acquisition;

(i) Agent shall have received a certificate of a Responsible Officer of Borrower demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Credit Parties are in compliance with the financial covenant set forth in Section 6.1 hereof;

(j) [reserved];

(k) [reserved]; and

(l) Agent has received, prior to the consummation of such Acquisition, updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated;

provided that, in the case of each Acquisition permitted pursuant to clause (i) or (ii), (1) other than in the case of Acquisitions for Acquisition Consideration not in excess of $15,000,000 in the aggregate with respect to all such Acquisitions, unless Agent shall otherwise consent in writing (in its sole discretion), (x) if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, and (y) if the Acquisition is an asset purchase, not less than 90% of the fair market value of all of the assets so acquired shall be located within (or in the case of Intellectual Property so acquired, registered or otherwise located in) the United States; (2) the consideration paid or payable by such Credit Party in connection with such Acquisitions shall consist solely of (x) Equity Interests (other than Disqualified Equity Interests) in Borrower and/or (y) cash and Cash Equivalents (excluding the cash proceeds received from any substantially contemporaneous issuance of common Equity Interests of Borrower, but including all Debt and Contingent Obligations (in each case to the extent otherwise permitted hereunder) incurred or assumed and including for purposes of such calculation the maximum amount of any earn-out or other deferred payment obligation in connection therewith, regardless of when due or payable, whether or not contingent and whether or not reflected on a consolidated balance sheet of the Credit Parties) in an amount not to exceed $40,000,000 in the aggregate during the term of this Agreement (all such amounts in this proviso’s clause (2)(y), the “Acquisition Consideration”), and (3) if at any time the Acquisition Consideration shall exceed $30,000,000 in the aggregate during the term of this Agreement, then at such time or any subsequent date upon which Borrower or such applicable Subsidiary shall pay any Acquisition Consideration, the Agent shall have received a certificate of a Responsible Officer of Borrower, demonstrating to Agent’s reasonable satisfaction that Liquidity, on a pro forma basis after giving effect to the payment of such Acquisition Consideration, would be at least $25,000,000 (the requirement set forth in this clause (3), the “Acquisition Liquidity Test”).

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a) dispositions of Inventory in the Ordinary Course of Business;

(b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is surplus, obsolete, worn out or that is no longer used or useful in the business of such Credit Party and its Subsidiaries;

(c) expiration, forfeiture, invalidation, cancellation, abandonment or lapse of Intellectual Property (other than Material Intangible Assets) (i) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries and (ii) if such expiration, forfeiture, invalidation, cancellation, abandonment or lapse would not reasonably be expected to result in a Material Adverse Effect;

(d) (i) Asset Dispositions by any Credit Party to another Credit Party, (ii) Asset Dispositions by any non-Credit Party to a Credit Party, and (iii) Asset Dispositions from any non-Credit Party to another non-Credit Party;

(e) dispositions of cash and Cash Equivalents in the Ordinary Course of Business, including the use of cash and Cash Equivalents to make Permitted Investments;

(f) sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement

(g) the granting of Permitted Licenses;

(h) to the extent constituting an Asset Disposition, the granting of Permitted Liens;

(i) the termination or unwinding of Swap Contracts in the Ordinary Course of Business;

(j) cancellations, terminations or surrender by an Credit Party or any Subsidiary thereof of any lease in the Ordinary Course of Business;

(k) dispositions of Equity Interests in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between any joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l) dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property, Equity Interests or other intangible assets) so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the applicable Credit Party in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) no Event of Default has occurred and is continuing at the time such Asset Dispositions are made or would result therefrom, and (iv) the aggregate amount of such Asset Dispositions in any twelve (12) month period does not exceed $500,000.

“Permitted Bond Hedge Transaction” means any call or capped call option on the Equity Interests of Borrower purchased by a Credit Party from a customary dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Debt with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of such Permitted Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the Net Cash Proceeds received by the Credit Parties from the sale of any related Permitted Warrant Transaction, does not (a) exceed the Net Cash Proceeds received by the Credit Parties from the sale of such Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction or (b) result in the incurrence of additional Debt by any Credit Party (other than Debt from the issuance of the Permitted Convertible Debt); provided, further, that such call option is a Swap Contract and will be entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by Borrower or any Subsidiary thereof; provided, further, that immediately before and after giving pro forma effect to the purchase of such call option and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means:

(a) Contingent Obligations arising in respect of the Debt under the Financing Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 and any Permitted Refinancing thereof;

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $500,000 in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations (i) in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or (ii) in connection with any other commercial agreement entered into by a Credit Party or a Subsidiary thereof in the Ordinary Course of Business;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Credit Party or a Subsidiary thereof in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h) to the extent constituting Contingent Obligations, Permitted Investments or Permitted Debt;

(i) Contingent Obligations to financial institutions, in each case to the extent in the Ordinary Course of Business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(j) to the extent constituting Contingent Obligations, Permitted Convertible Debt, including any obligations in connection with a Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case, incurred in accordance with the provisions of such definitions; and

(k) other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Convertible Debt” means (a) the 2026 Convertible Notes and (b) any other Debt incurred by the Credit Parties that (i) is either (x) a note or other debt instrument issued by a Credit Party which is convertible into Equity Interests of Borrower (and cash in lieu of fractional shares) or (y) sold as units together with a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction that are exercisable for Equity Interests of Borrower (any indenture, promissory note or other instrument pursuant to which such debt securities and/or units are issued or otherwise governed, the “Future Convertible Notes”); (ii) the obligations of all Persons (including all Credit Parties) in respect of such notes and/or units (and any guarantee thereof) are fully unsecured; (iii) does not have a stated maturity prior to the date that is six (6) months following the Maturity Date (without giving effect to clause (b) under such definition); (iv) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal (other than as a result of a conversion thereof into Equity Interests of Borrower) prior to the date that is six (6) months following the Maturity Date (without giving effect to clause (b) under such definition) other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Debt shall not be considered a redemption or payment); (v) the rate of interest payable in cash in respect of such notes shall not exceed eight percent (8.00%) per annum (as may be increased by not more than fifty basis points of additional interest under the terms of the related indenture),

(vi) to the extent such Debt includes a cross-event of default (other than any cross-payment event of default or cross-acceleration event of default) provision contained therein that relates to indebtedness of Borrower (such indebtedness, a “Cross-Default Reference Obligation”), contains a cure period of at least fifteen (15) calendar days before an event of default or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default provision, (vii) no Subsidiary that is not a Credit Party shall guarantee the obligations under such notes, and each guarantee of such notes by a Credit Party shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the guarantee by such Credit Party of the Obligations, (viii) the terms, conditions, fees, covenants, and settlement mechanics (if applicable) of such notes shall be such as are typical and customary for Debt of such type (as determined by the Borrower in good faith), and (ix) immediately before and after giving pro forma effect to the incurrence of such Debt and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Permitted Debt” means:

(a) Credit Parties’ and their Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) purchase money Debt and capital or financing leases not to exceed $2,000,000 at any time (whether in the form of a loan or a lease) used solely for the acquisition, construction, repair, replacement lease or improvement of a fixed or capital asset and secured only by such property and any Permitted Refinancing thereof;

(d) Debt existing on the date of this Agreement and described on Schedule 5.1 and any Permitted Refinancing thereof;

(e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary thereof for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(f) Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g) (i) trade accounts payable that are not in the Ordinary Course of Business and paid on a timely basis and (ii) trade accounts payable that are subject to a Permitted Contest;

(h) to the extent constituting Debt (without duplication) Permitted Contingent Obligations;

(i) Debt consisting of unsecured intercompany loans and advances incurred by (1) a Credit Party owing to any other Credit Party, (2) any non-Credit Party owing to any other non-Credit Party, or (3) any non-Credit Party owing to any Credit Party so long as, in the case of this subclause (3), such Debt constitutes a Permitted Investment of the applicable Credit Party and, in each case of the foregoing subclauses (1) – (3), the obligations of the Credit Parties under such Debt shall be subordinated at all times to the Obligations of the Credit Parties under the Financing Documents;

(j) Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;

(k) (i) Permitted Convertible Debt in an aggregate principal amount not to exceed $320,000,000, (ii) unsecured Debt of EOS France incurred under the EOS Convertible Bond Documents in an aggregate principal amount not to exceed €12,500,000, (iii) unsecured Debt of EOS France incurred under the EOS PGE Loan Documents in an aggregate principal amount not to exceed €4,800,000 and (iv) any Permitted Refinancing of the foregoing;

(l) Subordinated Debt and any Permitted Refinancing thereof with other Subordinated Debt in an aggregate principal amount at the time of incurrence, together with all other Debt incurred pursuant to this clause (l) prior to such time, not to exceed 150% of the Revenue Base for the period of four consecutive Fiscal Quarters then ended;

(m) unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition and constituting Acquisition Consideration (and not including any seller notes or other non-contingent Debt unless otherwise constituting Permitted Debt); provided that (x) such Acquisition Consideration shall not exceed the applicable caps set forth in the definition of Permitted Acquisitions, and (y) prior to the payment of any such obligations, the Borrower shall have provided evidence reasonably satisfactory to Agent that Credit Parties have satisfied the Acquisition Liquidity Test with respect to such payment, if applicable;

(n) Debt assumed in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; provided that (i) such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) no Credit Party (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness, and (iii) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Credit Party;

(o) Debt in respect of workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party in the Ordinary Course of Business (in each case other than for an obligation for money borrowed);

(p) Debt arising out of judgments, attachments or awards (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) in an amount not to exceed $5,000,000, in the aggregate at any time outstanding, and not otherwise resulting in an Event of Default;

(q) Debt consisting of Guarantees of Permitted Debt in the Ordinary Course of Business; provided, any such Guarantee shall be subordinated to the Obligations to the extent and on terms and conditions as the Debt guaranteed has been subordinated to the Obligations;

(r) Debt incurred in respect of corporate credit cards or credit processing services or other bank product obligations, in each case, incurred in the Ordinary Course of Business in an aggregate amount not to exceed $2,000,000 outstanding at any time;

(s) Debt in respect of letters of credit incurred in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 issued at any time and any Permitted Refinancing thereof;

(t) (i) Debt under the ABL Credit Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of any Permitted Refinancing thereof under clause (ii) below, not to exceed $100,000,000 and (ii) any Permitted Refinancing thereof, in each case so long as the terms and provisions thereof are subject to the ABL Intercreditor Agreement; and

(u) other unsecured Debt not to exceed $5,000,000 in the aggregate at any time outstanding.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment; provided that any use of the term “Permitted Discretion” in connection with the Agent shall mean the Agent acting at the written direction of the Required Lenders.

“Permitted Distributions” means the following Distributions:

(a) dividends by any Subsidiary of a Credit Party to its direct parent;

(b) Distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $250,000 in the aggregate per fiscal year;

(d) distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt (and payments in cash in respect of fractional shares);

(e) payments in lieu of fractional shares of equity securities arising out of stock dividends, splits, combinations or conversions;

(f) the issuance of its Equity Interests (other than Disqualified Equity Interests) upon the exercise of warrants or options to purchase Equity Interests of Borrower (including, for the avoidance of doubt, conversions of Permitted Convertible Debt); provided that no cash payments are made in connection therewith except for de minimis cash payable in lieu of fractional shares;

(g) so long as a Subsidiary of Borrower files a consolidated federal income tax return (or any combined, consolidated, unitary or other state or local tax return) with Borrower as the common parent, such Subsidiary may make distributions to Borrower to permit Borrower to pay the portion of any consolidated, combined, unitary or other federal, state and local income Taxes then due and owing by Borrower in respect of such Subsidiary along with any franchise and similar Taxes required to maintain its corporate, legal and organizational existence, so long as the amount of such distribution for any tax period shall not exceed the amount of such Taxes that Borrower and/or its Subsidiaries, as applicable, would have paid had Borrower and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) for all applicable tax years; and

(h) other Distributions of cash and Cash Equivalents or Equity Interests (other than Disqualified Equity Interests) not to exceed $2,500,000 during the term of this Agreement.

“Permitted Investments” means:

(a) Investments shown on Schedule 5.7 and existing on the Closing Date;

(b) to the extent constituting an Investment, cash and Cash Equivalents owned by such Person;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Credit Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by the applicable Board of Directors (or other governing body), but the aggregate principal amount of all such loans and advances outstanding pursuant to this clause (d) may not exceed $250,000 at any time;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of any Credit Party in any Subsidiary;

(g) Investments consisting of Deposit Accounts or Securities Accounts;

(h) Investments by (i) any Credit Party or any non-Credit Party in any Credit Party, or (ii) by any non-Credit Party in any other non-Credit Party;

(i) so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments by a Credit Party of cash and Cash Equivalents in an Excluded Subsidiary but solely to the extent that (x) the aggregate principal amount of all Investments under this clause (i) do not exceed $20,000,000 and (y) with respect to any individual Excluded Subsidiary, the amount of such Investments in such Excluded Subsidiary at any time outstanding does not exceed the amount necessary to fund the current operating expenses of such Excluded Subsidiary for the succeeding twelve (12) month period (taking into account their revenue from other sources);

(j) to the extent constituting Investments, intercompany receivables that arise solely from customary transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) and associated “true-up” payments among the Credit Parties and their respective Subsidiaries that are in the Ordinary Course of Business and only to the extent such arrangements are entered into in order to accurately reflect the costs of operating the business of the Credit Parties and/or to maintain compliance with all applicable jurisdictional Tax requirements;

(k) Permitted Acquisitions;

(l) the granting of Permitted Liens and Permitted Licenses;

(m) to the extent constituting Investments, Permitted Asset Dispositions, Permitted Contingent Obligations, Permitted Distributions and Permitted Debt;

(n) Investments consisting of securities or instruments received pursuant to an Asset Disposition not prohibited by this Agreement;

(o) Investments in joint ventures or strategic alliances in the Ordinary Course of Business; provided that the cash Investments in all such joint ventures and strategic alliances shall not exceed $1,000,000 in the aggregate at any time outstanding; provided that any Asset Disposition in connection with such an Investment constitutes a Permitted Asset Disposition;

(p) Investments of cash and Cash Equivalents in order to effect the redemption or repurchase of the EOS Convertible Bonds in an aggregate principal amount not to exceed €12,500,000 in accordance with the provisions Section 5.5(e); and

(q) other Investments in an amount not exceeding $1,000,000 in the aggregate at any time outstanding; provided that any Asset Disposition in connection with such an Investment constitutes a Permitted Asset Disposition.

“Permitted License” means any non-exclusive license or sublicense of rights to discrete Intellectual Property owned or controlled by a Credit Party or its Subsidiaries so long as all such licenses or sublicenses (a) are granted in the Ordinary Course of Business, (b) do not result in a legal transfer of title to the licensed property, and (c) have been granted in exchange for fair consideration; provided that no such licenses may be granted if an Event of Default has occurred and is continuing or would result from the granting thereof.

“Permitted Liens” means:

(a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA, or with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;

(b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c) carrier’s, warehousemen’s, contractor’s, subcontractor’s, mechanic’s, workmen’s, materialmen’s, landlord’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not overdue for a period of more than 60 days, or which are being contested pursuant to a Permitted Contest;

(d) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e) attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings; provided, however, that (i) the execution or other enforcement of such Liens is effectively stayed and (ii) the claims secured thereby are the subject of a Permitted Contest or, in the case, of any judgment claims, do not constitute an Event of Default pursuant to Section 10.1(h);

(f) Liens and encumbrances in favor of Agent under the Financing Documents;

(g) Liens existing on the Closing Date and set forth on Schedule 5.2, and any Liens securing a Permitted Refinancing thereof;

(h) any Lien on any equipment securing Debt permitted under clause (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof, and Liens on such equipment securing any Permitted Refinancing of such Debt;

(i) Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Credit Parties’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;

(j) Liens (i) that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business or (ii) of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;

(l) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (f) of the definition of Permitted Debt;

(m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n) to the extent constituting Liens, the granting of leases or subleases of real property (as lessor or licensor) in the Ordinary Course of Business;

(o) Liens, deposits and pledges encumbering cash, Cash Equivalents with a value not to exceed $500,000 in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;

(p) to the extent constituting a Lien, the granting of a Permitted License;

(q) Liens of sellers of goods to any Credit Party or any Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction in the Ordinary Course of Business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;

(r) Liens solely on any cash earnest money deposits made by a Credit Party or any Subsidiary in connection with any letter of intent, purchase agreement or similar agreement with respect to any Permitted Investment;

(s) Liens solely in respect of accounts deposited in segregated Deposit Accounts to secure obligations permitted pursuant to clauses (r) and (s) of Permitted Debt;

(t) Liens securing ABL Debt; provided, that (i) the Liens of any ABL Agent on any ABL Priority Collateral shall be junior and subordinate to the Liens of Agent on such Collateral, as provided by the applicable ABL Intercreditor Agreement and (ii) the rights and remedies of the ABL Agent and the lenders party to any ABL Document with respect to such Debt shall be subject to the applicable ABL Intercreditor Agreement; and

(u) Liens (other than Liens arising under ERISA or Liens to secure obligations in respect of Debt for borrowed money) not otherwise permitted pursuant to clauses (a)-(t), which secure obligations permitted under this Agreement not exceeding $2,500,000 in the aggregate at any one time outstanding.

“Permitted Modifications” means (a) such amendments or other modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law, and (b) such amendments or modifications to a Credit Party’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Credit Party or Subsidiary or involving a reorganization of a Credit Party or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders in any material respect.

“Permitted Refinancing” means amendments, replacements, restructurings, refinancings, refundings, renewals, or extensions of all or any portion of Debt (such Debt being referred to herein as the “Original Debt”); provided that (a) the amount of the Original Debt is not increased (unless the additional amount is permitted pursuant to another provision of “Permitted Debt”) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder (to the extent not otherwise prohibited by this Agreement), accrued but unpaid interest thereon and a premium paid, and reasonable and customary fees and expenses incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Debt), (b) the direct and contingent obligors of the Original Debt shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent any such additional obligors are or will become Credit Parties simultaneously with such Persons becoming additional obligors), (c) to the extent the applicable Original Debt is subordinated in right of payment and/or in right of security to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of security to such Obligations on terms (taken as a whole) at least as favorable to Agent and Lenders as those contained in the documentation governing the applicable Original Debt (as determined by Agent in its reasonable discretion) or otherwise reasonably acceptable to the Agent; provided that in the case of any Permitted Refinancing of the ABL Debt, the ABL Intercreditor Agreement shall remain in full force and effect or a new ABL Intercreditor Agreement shall have been entered into, (d) other than with respect to Debt incurred pursuant to clause (c) of the definition of Permitted Debt, such refinancing, refunding, renewal or extension has a final maturity date and a weighted average life to maturity equal to or later than the final maturity date and weighted average life to maturity of the applicable Original Debt, (e) (i) if the Original Debt was unsecured, such refinancing, refunding, renewal or extension shall be unsecured, (ii) if the Original Debt was secured, such refinancing, refunding, renewal or extension shall not be secured by any assets other than the assets and improvements thereon securing the applicable Original Debt and any proceeds thereof, (f) the terms of such refinancing, refunding, renewal or extension are not taken as a whole, materially less favorable to the obligor thereunder than the terms of the Original Debt (other than covenant or any other provisions applicable only to periods after the Maturity Date) in each case, as determined by Borrower and its advisors in their reasonable business judgment, and (g) other than with respect to Debt incurred pursuant to clause (c) of the definition of Permitted Debt, at the time of such refinancing, refunding, renewal or extension of such Debt, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase Borrower’ Equity Interests sold by a Credit Party to the Hedge Provider concurrently with any purchase by a Credit Party of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case, provided by Borrower or any Subsidiary thereof; provided, further, that immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” has the meaning set forth in Section 13.3(d).

“Pledge Agreement” means the pledge agreement dated as of the date hereof by and among Borrower, the Agent and certain Subsidiaries of Borrower party thereto.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Initial Term Loans, the percentage obtained by dividing (i) the Initial Loan Commitment amount of such Lender by (ii) the sum of the Initial Term Loan Commitments, (b) with respect to a Lender’s obligation to make Delayed Draw Term Loans and such Lender’s right to receive the Undrawn Fee, the percentage obtained by dividing (i) the Delayed Draw Term Loan Commitment amount of such Lender (or, in the event the Delayed Draw Term Loan Commitment shall have been terminated, such Lender’s then outstanding Delayed Draw Term Loans), by (ii) the sum of the Delayed Draw Term Loan Commitments (or, in the event the Delayed Draw Term Loan Commitment shall have been terminated, the then outstanding Delayed Draw Term Loans) of all Lenders and (c) with respect to a Lender’s right to receive payments of principal and interest with respect to Term Loans, such Lender’s Term Loan Exposure with respect thereto; and (d) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the outstanding Term Loan Commitment amount of such Lender and outstanding Term Loans of such Lender, by (ii) the sum of the outstanding Term Loan Commitments and outstanding Term Loans of all Lenders.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Credit Party or any of its Subsidiaries.

“Public Lender” has the meaning set forth in Section 13.3(d).

“Recall” means a Person’s Removal or Correction of a marketed Product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Recovery Amount” has the meaning set forth in Section 12.12(a).

“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Regulatory Agencies” means any Governmental Authority that has authority to regulate the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of Borrower or any of the Subsidiaries, including CMS, FDA, and all similar agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Reporting Event” has the meaning set forth in Section 4.1(l).

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product in any country or jurisdiction, including any Investigational Application.

“Regulatory Required Permit” means any and all Permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any applicable Credit Party or its Subsidiaries as such activities are being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time, and those issued by state governments for the conduct of any Credit Party’s or any Subsidiary’s business.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal” means the physical removal of a Product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Repayment Premium” means a premium of:

(a) three percent (3.00%) of the principal amount of any prepayment or repayment of Borrower on the applicable Term Loan, if such prepayment or repayment is made or required to be made on or prior to the first anniversary of the Closing Date;

(b) two percent (2.00%) of the principal amount of any prepayment or repayment of Borrower on the applicable Term Loan, if such prepayment or repayment is made or required to be made after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date; or

(c) one percent (1.00%) of the principal amount of any prepayment or repayment of Borrower on the applicable Term Loan, if such prepayment or repayment is made or required to be made after the second anniversary of the Closing Date, but prior to the Maturity Date provided that for a repayment or prepayment using the Net Cash Proceeds from a Casualty Event, the Repayment Premium shall be one percent (1.00%).

“Required Lenders” means at any time Lenders holding greater than fifty percent (50%) or more of the outstanding Delayed Draw Term Loan Commitments and outstanding principal balance of the Term Loans.

“Resignation Date” has the meaning set forth in Section 11.12(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, Executive Vice President, General Counsel, Vice President, Finance, Vice President, Accounting or any other officer of the applicable Credit Party reasonably acceptable to Agent.

“Revenue Base” means, with respect to any period, the Net Revenues for such period.

“Sanctions” means any trade, economic or financial sanctions law, order, regulation, embargo or other restrictive measure imposed, administered or enforced from time to time by OFAC or the U.S. Department of State.

“Sanctioned Country” means any country or territory that is itself subject to comprehensive, jurisdiction-wide Sanctions maintained by OFAC including at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Credit Party, each securities intermediary in which such Credit Party maintains a Securities Account and any other applicable secured party pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement, the Pledge Agreement, each Deposit Account Control Agreement, Securities Account Control Agreement, Intellectual Property Security Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 2.2(j), such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less the Floor.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Specified Event of Default” means an Event of Default under:

(a) Section 10.1(a)(i);

(b) Section 10.1(a)(ii) (solely with respect to Events of Default arising from a breach of Section 2.11),

(c) Section 10.1(a)(ii) (solely with respect to Events of Default arising from a breach of Sections 4.1(a), (b), (e) or (f) or Article 6);

(d) [reserved];

(e) Section 10.1(e); or

(f) Section 10.1(f).

“Specified Intellectual Property Subsidiary” means a Subsidiary that holds no legal title to any Intellectual Property outside of France other than Intellectual Property such Subsidiary has exclusively licensed to a Credit Party.

“Specified Parties” has the meaning set forth in Section 11.15.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subordinated Debt” means any Debt of Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordination Agreement” means each agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its Permitted Discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalents thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.

“Swap Contract” means (a) any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, and (b) any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Agent, a Lender or any Affiliate of Agent or a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender having a Term Loan Commitment amount in excess of Zero Dollars ($0) (or, in the event the Term Loan Commitment shall have be terminated at any time, each Lender at such time having outstanding Term Loans in excess of Zero Dollars ($0)).

“Term Loan” means an Initial Term Loan made to Borrower pursuant to Section 2.1(a) and any Delayed Draw Term Loan made pursuant to Section 2.1(b).

“Term Loan Commitment” means an Initial Term Loan Commitment or a Delayed Draw Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s outstanding Term Loans on such date divided by the aggregate outstanding Term Loans of all Lenders on such date.

“Term Priority Collateral” has the definition set forth in the ABL Intercreditor Agreement.

“Term SOFR” means the greater of (a) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period plus 0.11448% and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.2(j), in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrower in accordance with Section 2.11.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Fee” has the meaning set forth in Section 2.2(c).

“United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“Withholding Agent” means each Credit Party or Agent.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrower or the Required Lenders shall so request, Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC and if defined in more than one article of the UCC, shall have the meanings given in Article 9 thereof. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person. Any provision of any Financing Document requiring Credit Parties to update schedules from time to time shall permit Borrower to deliver any such updated schedule(s) to the Agent and upon approval by Agent (which approval shall be deemed to have been given unless an objection is delivered to Borrower within five (5) Business Days after delivery of such updated schedules), such updated schedule shall automatically replace the then-existing schedule without any further action or consent by any Person. References to payment or satisfaction in full of Obligations shall mean the payment in cash in full of all of the Obligations (other than contingent obligations as to which no claim has been made), and the termination of all obligations of Agent and Lenders under the Financing Documents (including, without limitation, any commitment to lend), and the termination of the Financing Documents.

Section 1.4 Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Article 2 - LOANS

Section 2.1 Loans.

(a) The Initial Term Borrowing. On the terms and subject to the conditions set forth herein, each Initial Term Lender with an Initial Term Loan Commitment severally agrees to make a single loan to Borrower on the Closing Date in an aggregate amount not to exceed such Initial Term Lender’s Initial Term Loan Commitment (the “Initial Term Loans”). The Initial Term Loans shall consist of Term Loans made by the Initial Term Lenders in accordance with their respective Initial Term Loan Commitments. Amounts borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

(i) Borrowing Procedure. Borrower may irrevocably request that an Initial Term Loan be made by delivering to the Agent a Notice of Borrowing on or before 10:00 a.m. on a Business Day at least three Business Days (or such shorter period as Agent may agree in its sole discretion) prior to the proposed Closing Date.

(ii) Funding. After receipt of the Notice of Borrowing for the Initial Term Loan, the Agent shall promptly notify each Lender of its Pro Rata Share of the Initial Term Loans requested in the Notice of Borrowing. Each Initial Term Lender shall, on the Closing Date upon satisfaction or waiver of the applicable conditions set forth in Section 7.1, make the requested proceeds of such Initial Term Lender’s portion of the Initial Term Loan available to or as instructed by the Agent. Upon receipt of all amounts that are to be funded by the Initial Term Lenders on such date, the Agent shall make all funds so received available by wire transfer to the respective accounts set forth in the funds flow memorandum as attached to, and as directed by, the Funds Flow Direction Letter.

(iii) Reduction of the Commitment Amounts. The Lenders’ Initial Term Loan Commitment amount shall automatically and permanently be reduced to zero on the Closing Date.

(b) The Delayed Draw Term Loan Commitments. On the terms and subject to the conditions set forth in herein, each Delayed Draw Term Lender severally agrees to make loans to the

Borrower (each such loan, a “Delayed Draw Term Loan”) from time to time on any Business Day after the Closing Date until the Delayed Draw Term Loan Commitment Expiration Date, in such Lender’s applicable Pro Rata Share of the outstanding unfunded Delayed Draw Term Loan Commitments of such aggregate amounts of Delayed Draw Term Loans as the Borrower may request from all Delayed Draw Term Lenders; provided, that after giving effect to such Delayed Draw Term Loans, (i) the principal amount of any Delayed Draw Term Loan to be made by any Lender shall not exceed such Lender’s remaining unfunded Delayed Draw Term Loan Commitment, and (ii) the aggregate principal amount of Delayed Draw Term Loans funded on any date of funding shall not be less than $10,000,000 (or, if less, the remaining unfunded Delayed Draw Term Loan Commitments). Amounts borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Each Delayed Draw Term Loan shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Initial Term Loans. Other than as expressly set forth in this Agreement, Delayed Draw Term Loans shall have the same terms as the Initial Term Loans. There shall be no more than three (3) draws of Delayed Draw Term Loans in the aggregate.

(i) Borrowing Procedure. Borrower may irrevocably request that a Delayed Draw Term Loan be made by delivering to the Agent a Notice of Borrowing on or before 10:00 a.m. on a Business Day at least three Business Days prior to the proposed date of borrowing.

(ii) Funding. After receipt of the Notice of Borrowing for any Delayed Draw Term Loan, the Agent shall promptly notify each Lender of its Pro Rata Share of the Delayed Draw Term Loans requested in the Notice of Borrowing. Each Delayed Draw Term Lender shall, on the applicable requested date of borrowing and upon satisfaction or waiver of the applicable conditions set forth in Section 7.2, make the requested proceeds of such Delayed Draw Term Lender’s portion of the Delayed Draw Term Loan available to or as instructed by the Agent. Upon receipt of all amounts that to be funded by the Delayed Draw Term Lenders on such date, the Agent shall make all funds so received available to Borrower by wire transfer to the account(s) Borrower shall have specified in its Notice of Borrowing.

(iii) Reduction of Commitment Amounts. Each Lender’s Delayed Draw Term Loan Commitments shall automatically be reduced concurrently with and in the principal amount of each Delayed Draw Term Loan made by such Delayed Draw Term Lender, and any remaining unfunded Delayed Draw Term Loan Commitments of the Delayed Draw Term Lenders shall terminate on the Delayed Draw Term Loan Commitment Expiration Date.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest.

(i) From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest Rate plus the Applicable Margin. Interest on the Loans shall be paid on the dates set forth in Section 2.2(g) and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable within two (2) Business Days upon written and invoiced demand.

(ii) In the event one or more of the following events occurs with respect to Term SOFR: (a) a public statement or publication of information by or on behalf of the SOFR Administrator announcing that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; (b) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the SOFR Administrator, or a court or an entity with similar insolvency or resolution authority, which states that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; or (c) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator announcing that Term SOFR for a 1-month period is no longer, or as of a specified future date will no longer be, representative and Agent (acting at the written direction of the Required Lenders) has provided Borrower with notice of the same, any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loan at the end of the applicable Interest Period.

(iii) In connection with Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes.

(b) Upfront Fee. Borrower shall pay to the Agent, for the ratable account of each Initial Term Lender and each Delayed Draw Term Lender (the “Upfront Fee”) on the Closing Date, a fully earned, non-refundable upfront fee in the form of original issue discount in an amount equal to one percent (1.00%) of the Term Loan Commitment amount of each such Lender on the Closing Date.

(c) Undrawn Fee. From and following the Closing Date, Borrower shall pay to the Agent, for the benefit of all Delayed Draw Term Lenders, in accordance with their respective Pro Rata Shares, an undrawn fee (the “Undrawn Fee”) calculated at a rate of one percent (1.00%) per annum based on the average daily undrawn portion of the Delayed Draw Term Loan Commitments. The Undrawn Fee shall be paid on the last Business Day of each Fiscal Quarter in cash until the Delayed Draw Term Loan Commitment Expiration Date and, once paid, shall be non-refundable.

(d) Repayment Premium. Upon the prepayment or repayment of all or any portion of any Term Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 10.2 or Section 10.3, or otherwise, Borrower shall pay to the Agent for the ratable account of each Lender, in cash, on such date, in addition to any other Obligations (including the Exit Fee) so prepaid, repaid or required to be prepaid or repaid, the applicable Repayment Premium.

(e) Exit Fee. Borrower shall pay to the Agent for the ratable account of each Lender, in cash (the “Exit Fee”) upon the prepayment or repayment of any or all of the Term Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 10.2 or Section 10.3, or otherwise, on such date, in addition to any other Obligations (including the Repayment Premium and Undrawn Fee, if any) so prepaid, repaid or required to be prepaid or repaid, a fee in an amount equal to three and one-fourth percent (3.25%) of the principal amount of the Term Loans prepaid, repaid or required to be prepaid or repaid. The Exit Fee is fully earned on the Closing Date and shall be due and payable upon each such prepayment or repayment of the Term Loan.

(f) Agency Fee Letter. In addition to the other fees set forth herein and without duplication, Borrower agrees to pay to Agent, for its own account, the fees set forth in the Agency Fee Letter in the amounts and at the times specified therein.

(g) Payment Dates. Interest accrued on the Term Loans shall be payable in cash, without duplication: (i) on the Maturity Date; (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Term Loan on the principal amount so paid or prepaid; (iii) on the last Business Day of each Fiscal Quarter; and (iv) on that portion of the Term Loans that is accelerated pursuant to Section 10.2 or Section 10.3, immediately upon such acceleration. Interest accrued on the Term Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

(h) Payments Generally. Subject to Section 10.3, all payments of principal, interest and any Repayment Premium on the Term Loans and all other Obligations payable by any Credit Party under the Financing Documents shall be due, without any presentment thereof, to the Agent, by wire transfer at the account specified in writing to the Borrower by the Agent. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt. All repayments and prepayments under the Financing Documents shall be made to the Lenders on a pro rata basis.

(i) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(j) Benchmark Replacement Setting; Conforming Changes.

(i) Upon the occurrence of a Benchmark Transition Event, Agent (acting at the written direction of the Required Lenders)and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent (which may be in consultation with the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.

(ii) Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent (acting at the written direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent (acting at the written direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent (acting at the written direction of the Required Lenders) will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.

(iii) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Loan and make requests for Base Rate Loans and any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

(iv) The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, in each case, except as expressly set forth in this Agreement, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the SOFR Interest Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR, SOFR Interest Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent may select information sources or services in its reasonable discretion to ascertain the SOFR Interest Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Under no circumstances will the Agent be responsible for selecting or determining any Benchmark Replacement. In the case of a Benchmark Replacement, the Required Lenders in consultation with Borrower will select the Benchmark Replacement pursuant to the terms hereof and in consultation with the Agent, ensuring that Agent will be able to meet its obligations and requirements under this Agreement with respect to the Benchmark Replacement replacing the Benchmark. No such replacement (including any Conforming Changes) shall effect the Agent's own rights, duties or immunities under the Financing Documents or otherwise.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrower on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Term Loan Commitment amount.

Section 2.4 Repayments, Prepayments and Interest.

(a) Repayments and Prepayments; Application. Borrower agrees that the Term Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Section 2.4 and Section 2.5.

(b) Repayments and Prepayments. Borrower shall repay in full the unpaid principal amount of the Term Loans on the Maturity Date. Prior thereto, payments and prepayments of the Term Loans shall be made as set forth below.

(i) Borrower shall have the right, with at least three Business Days’ written notice to the Agent (which may be by email), at any time and from time to time to prepay any unpaid principal amount of the Term Loans, in whole or in part.

(ii) Within three Business Days of receipt by Borrower or any Subsidiary of any Net Cash Proceeds from a Casualty Event or an Asset Disposition (other than any Permitted Asset Disposition), Borrower shall notify the Agent and Lenders thereof. If requested by the Required Lenders by written notice to the Borrower and the Agent (with such request to come within ten Business Days of receipt of the notice to the Required Lenders from the Borrower), Borrower shall within three Business Days of such request make a mandatory prepayment of the Term Loans, in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event or Asset Disposition (or such lesser amount as the Required Lenders may specify on the date of such request), to be applied as set forth in Section 2.5; provided, that if (a) prior to the date on which a prepayment is required to be made hereunder, Borrower notifies the Agent and the Required Lenders of its intention to reinvest the Net Cash Proceeds from such Casualty Event or Asset Disposition in assets (which, for the avoidance of doubt, shall not include inventory or other current assets, unless such assets were the type subject to the applicable Casualty Event or Asset Disposition) used or useful in the business of Borrower or any Subsidiary then, so long as no Event of Default then exists, Borrower shall not be required to make a prepayment hereunder to the extent that such Net Cash Proceeds from such Casualty Event or Asset Disposition are so reinvested (or committed to be reinvested pursuant to a binding agreement) within 180 days following receipt thereof (and, in the case of any such commitment to reinvest, are actually reinvested within 180 days following the expiration of such initial 180 day period), and (b) if any Net Cash Proceeds from such Casualty Event or Asset Disposition, as applicable, previously designated for reinvestment have not been so reinvested (or committed to be reinvested) prior to the expiration of the applicable period described in the foregoing clause (a), Borrower shall promptly make a prepayment of the outstanding principal amount of the Loans that are not so reinvested.

(iii) Immediately upon receipt by Borrower or any of its Subsidiaries of proceeds from any incurrence of Debt other than Permitted Debt, Borrower shall notify the Agent in writing thereof and prepay the Term Loans and the other Obligations owing under the Financing Documents at such time in an amount equal to 100% of the Net Cash Proceeds received.

(iv) Borrower shall repay the Term Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 10.2 or Section 10.3, unless, pursuant to Section 10.3, only a portion of the Term Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Section 2.5 Application.

Except as provided in Section 10.7, amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to Section 2.4 shall be applied pro rata to the Term Loans.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received by the Agent before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received by the Agent at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall provide Borrower with a monthly notice with respect to the Loans for each upcoming payment date.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable

Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of any Indemnified Taxes, then Borrower shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by Borrower to a Governmental Authority pursuant to this Section 2.8, such Borrower shall promptly forward to Agent the original or a certified copy of an official receipt or other documentation evidencing such payment to such authority. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(b) Borrower shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Financing Document shall deliver to Borrower and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower or Agent. Each such Lender shall promptly notify Borrower at any time it determines that any certificate previously delivered to Borrower (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made.

(d) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified by Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrower, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrower, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrower to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

(g) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(h) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes; or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(i) If any Lender requests compensation under any of the clauses in this Section 2.8, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(j) Subject to Section 2.2(j), if Agent (acting at the written direction of the Required Lenders) determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent (acting at the written direction of the Required Lenders) revokes such notice and be replaced by the obligation of the Lenders to make Base Rate Loans. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(k) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended and replaced with the obligation to make Base Rate Loans, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(l) Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

Section 2.9 [Reserved].

Section 2.10 [Reserved].

Section 2.11 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement upon or after the occurrence and during the continuance of an Event of Default by giving notice to Borrower.

(b) Termination by Borrower. Upon at least ten (10) Business Days’ prior written notice to the Agent (or such shorter period as may be agreed by the Required Lenders) and pursuant to customary payoff documentation, Borrower may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrower has complied with Section 2.11(c). Any notice of termination given by Borrower shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice; provided that a notice of termination may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Debt or any other specified event, in which case such notice may be revoked by Borrower by notice to the Agent on or prior to the specified effective date if such condition is not satisfied. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations (other than contingent indemnification obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, Obligations under Section 2.2 and the terms of the Agency Fee Letter resulting from such termination. Upon the payment in full, in cash in immediately available funds, of all Obligations (other than contingent indemnification obligations for which no claim has been made) and the termination of the Term Loan Commitments, Agent shall, at Borrower’s sole cost and expense, execute and deliver such documents evidencing the release and termination of the security interest in the Collateral granted under the Financing Documents.

Article 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Agent and each Lender, that:

Section 3.1 Existence and Power. As of the Closing Date, each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits would not reasonably be expected to result in a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e), where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party in any material respect, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to clauses (d)(i) and (d)(iii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4 Capitalization. The authorized equity securities of each of the Credit Parties (other than Borrower) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding Equity Interests of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, and (except with respect to the Equity Interests of Borrower) free and clear of all Liens other than Permitted Liens, and such Equity Interests were issued in compliance with all applicable Laws. The identity of the holders of the Equity Interests of each of the Credit Parties (other than Borrower) and the percentage of their fully-diluted ownership of the Equity Interests of each of the Credit Parties (other than Borrower) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other Equity Interests of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents in all material respects the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2021, there has been no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Credit Party’s knowledge threatened in writing against any Credit Party or any of their Subsidiaries, which, if adversely determined, would reasonably be expected to result in any judgment or liability to a Credit Party of more than $5,000,000 or result in a Material Adverse Effect. Other than the Orthotec Litigation (as described further on Schedule 3.6), on the Closing Date, there is no Litigation pending in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner challenges the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Credit Party and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, subject only to Permitted Liens.

Section 3.8 No Default. No Event of Default, or to such Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to result in a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened in writing against any Credit Party, (ii) hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, and (iii) all payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

(a) The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

(b) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Corruption, Anti-Money Laundering and Anti-Terrorist Financing Laws; Sanctions; Export Control Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties or their Subsidiaries, nor to the knowledge of the Credit Parties, their controlled Affiliates nor the respective directors or officers of any of the foregoing, or any other Person acting on behalf of the Credit Parties (i) is in violation of any Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws, Sanctions or Export Control Laws, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws, Sanctions or Export Control Laws, (iii) is a Blocked Person, (iv) is associated with, or will become associated with, a Blocked Person or (v) is providing, or will provide, material, financial or technical support or other services to or in support of a Blocked Person. No Credit Party nor its Subsidiaries, nor to the knowledge of any Credit Party, its controlled Affiliates or respective directors or officers of any of the foregoing or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services directly or indirectly to or for the benefit of any Blocked Person or Sanctioned Country, or (B) or deals or engages in any transactions or activities, directly or indirectly, in a manner which would result in a violation of Sanctions.

(c) No Unlawful Contributions or Other Payments. Neither Borrower nor, to Borrower’s knowledge, anyone acting on Borrower’s behalf or for its benefit, has promised, made or offered anything of value, directly or indirectly, to any foreign, public or government official or commercial counterparty to assist Borrower in obtaining or retaining business or directing business to a third party, or any improper business in violation of Anti-Corruption Laws.

(d) Borrower is not aware of any investigation, inquiry, complaints, lawsuit or regulatory action by any Governmental Authority alleging any instances of fraud, corruption, embezzlement, money laundering, or violations of trade sanctions/export controls by Borrower or anyone acting on Borrower’s behalf or to Borrower’s benefit.

(e) Borrower commits that neither it, nor anyone acting on its behalf, will use any portion of the funds from the Term Loans for any purpose or act in furtherance of a violation of Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws; Sanctions; or Export Control Laws.

(f) Borrower, its Subsidiaries and its controlled Affiliates conduct their businesses in material compliance with Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws; Sanctions; Export Control Laws, and have instituted and maintain policies and procedures reasonably designed to ensure continued compliance therewith.

Section 3.13 Taxes. All federal, material state, foreign and local income tax returns, and all other material tax returns, reports or statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest or as set forth on Schedule 3.13 on the Closing Date, all material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest or as set forth on Schedule 3.13 on the Closing Date, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal income and other material federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made. For purposes of this Section 3.13, any federal (other than federal income), foreign, state or local tax, assessment, deposit or contribution, and any return with respect thereto, shall not be considered “material” if it is equal to or less than $500,000 in the aggregate for all taxes and the nonpayment thereof or failure to file would not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Except as would not otherwise be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party has incurred liability for any excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, during the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no condition exists or event or transaction has occurred with respect to any Pension Plan which would result in the incurrence by any Credit Party of any liability, fine or penalty. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.15 Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 [Reserved].

Section 3.17 Material Contracts. Except for the agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18 on the Closing Date and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a) no Credit Party has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(b) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(c) (1) no property now owned or leased by any Credit Party (2) to the knowledge of each Credit Party, no property previously owned or leased by any Credit Party, and (3) to the knowledge of each Credit Party, no property to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property. All material Intellectual Property of a Credit Party existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any

Intellectual Property with any such United States or foreign Governmental Authority) owned by a Credit Party or licensed to a Credit Party pursuant to a material license (but in each case excluding in-bound licenses of over-the-counter and other software that is commercially available to the public, open source licenses and non-exclusive enabling licenses in the Ordinary Course of Business) existing as of the Closing Date under which any Credit Party is the licensee of any Intellectual Property owned by another Person, are set forth on Schedule 3.19. Schedule 3.19 indicates in each case whether such Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such (a) owned Intellectual Property, lists the name of such Intellectual Property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application, and (b) material licensed Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole owner and has all right, title and interest in and to each such material registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens (other than Permitted Liens) and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement (other than Permitted Licenses), and has not granted any Liens (other than Permitted Liens) on any material Intellectual Property it has licensed from third parties (other than Permitted Licenses). Except as indicated on Schedule 3.19, other than Permitted Licenses, no Credit Party is a party to or bound by any options, licenses or other agreements, written or oral, granting any right, title or interest in or to any material Intellectual Property or otherwise relating to any material Intellectual Property. To each Credit Party’s knowledge, each Credit Party has a valid and enforceable right to use all Intellectual Property that is necessary for the conduct of its business as currently conducted. All material registered Intellectual Property owned by each Credit Party (i) is currently registered or pending in the name of a Credit Party, (ii) is in full force and effect and, to each Credit Party’s knowledge, valid and enforceable, and (iii) is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To each Credit Party’s knowledge, all material licensed Intellectual Property licensed to a Credit Party is valid, enforceable and in full force and effect, and (ii) is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Credit Party has taken commercially reasonable actions to maintain and protect such Intellectual Property that is owned by it or licensed to it and for which that it has the right to take such actions, and there are no unpaid maintenance or renewal fees payable by such Credit Party that are currently overdue for any of such registered Intellectual Property except for intentional or strategic lapses or abandonments in the ordinary course. There is no pending or, to each Credit Party’s knowledge, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any material Intellectual Property, the use thereof by any Credit Party, or other rights of any Credit Party in or to any material Intellectual Property. No Credit Party has received any written notice regarding any such action, suit, other proceeding or claim. There is no pending or, to each Credit Party’s knowledge, threatened action, suit, other proceeding or claim by any Person alleging that any Credit Party is infringing, misappropriating or violating, or otherwise using without authorization, any material Intellectual Property of any Person. No Credit Party has received any written notice regarding any such action, suit, other proceeding or claim. To each Credit Party’s knowledge, neither the conduct of the business of any Credit Party, nor any Credit Party, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Intellectual Property of any Person. No Credit Party has received any written notice (in any form, including a demand letter, a potential claim, or an invitation to enter into a license agreement) regarding any such infringement, misappropriation or other violation. With respect to each material license agreement listed on Schedule 3.19, such license agreement (i) is in full force and effect and is binding upon and enforceable against each applicable Credit Party that is party thereto and, to each Credit Party’s knowledge, all other parties thereto in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity), and (ii) to each Credit Party’s knowledge, has not suffered a default or breach thereunder.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of the Credit Parties under the Financing Documents, Borrower and each additional Credit Party, on a consolidated basis, is Solvent.

Section 3.21 Full Disclosure. None of the written information (other than any projections and any general economic or specific industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, when furnished and taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions believed by such Credit Part(ies) to be fair and reasonable in light of current business conditions as of the date thereof; provided, however, that such projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be attained and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material.

Section 3.22 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt (and Contingent Obligations) that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt (and Contingent Obligations) that is contractually subordinated to the Obligations under this Agreement of each such Person.

Section 3.23 Subsidiaries. Credit Parties do not own, as of the Closing Date, any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24 Regulatory Matters.

(a) With respect to each Product and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Credit Party and its Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of such Credit Party, and (ii) such Product has been and is being tested, manufactured, marketed, promoted, sold, imported, possessed, owned, warehoused, promoted, labeled, furnished or distributed as the case may be, by Credit Parties’ (or to Credit Parties’ actual knowledge, by any applicable third parties) in compliance with all applicable Healthcare Laws and Regulatory Required Permits.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties or any Subsidiary thereof has been or is in violation of any applicable Healthcare Law.

(c) None of the Credit Parties or any Subsidiary has currently, or has in the past since January 1, 2020 been subject to: (i) a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, or similar agreements or orders, mandating or prohibiting future or past activities; or (ii) any continuing material reporting obligations pursuant to a settlement agreement or other material remedial measure entered into with any governmental entity.

(d) As of the Closing Date, no Credit Party or any Subsidiary thereof receives any material payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE.

(e) To each Credit Party’s knowledge, none of the Credit Parties’ or their Subsidiaries’ officers, directors or employees has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(f) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, (i) none of the Credit Parties or any Subsidiary has received any written notification, correspondence, or any other written communication, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, or other action from any Governmental Authority, alleging potential or actual non-compliance by, or liability of, any of the Credit Parties or any Subsidiary under any applicable Healthcare Laws, and (ii) to the knowledge of the Parties, there are no facts or circumstances that would reasonably be expected to give rise to liability for any of the Credit Party or any Subsidiary under any applicable Healthcare Law or to result in the revocation, transfer, surrender, suspension of any material Permits of any Credit Party or any Subsidiary.

(g) Since the Closing Date, there have been no material Regulatory Reporting Events.

Article 4 - AFFIRMATIVE COVENANTS

Each Credit Party agrees that:

Section 4.1 Financial Statements and Other Reports and Notices. Borrower will deliver to Agent for distribution to the Lenders:

(a) as soon as available, but no later than forty (40) days after the last day of each Fiscal Quarter (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by SEC for 10-Q reporting for such period), a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering Credit Parties’ and their Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP in all material respects (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding Fiscal Quarter of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent;

(b) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by SEC for 10-K reporting for such period), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Deloitte & Touche LLP or another independent certified public accounting firm acceptable to Agent in its reasonable discretion; provided, that, any such opinion may have a going concern qualification based solely on (i) the upcoming maturity date of the Obligations under this

Agreement occurring within 12 months of the date of such audit or (ii) a determination that any Credit Party has less than 12 months liquidity;

(c) within five (5) Business Days of delivery or filing thereof, copies of all material statements, reports and notices made available to Credit Parties’ security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of Borrower are traded and/or the SEC;

(d) a prompt written report of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that would reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of two Million Dollars ($2,000,000) or more;

(e) prompt written notice of an event that materially and adversely affects the value of any Material Intangible Asset;

(f) within forty-five (45) days after the start of each fiscal year, projections for the forthcoming fiscal year, on a monthly basis, together with accompanying management discussion and analysis and a comparison to the corresponding periods of the prior year;

(g) promptly (and in any event within ten (10) Business Days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request;

(h) together with each delivery of financial statements described in Sections 4.1(a) and (b) above, deliver to Agent a duly completed Compliance Certificate signed by a Responsible Officer;

(i) prompt written notice of any report, notice, filing, or other delivery to the Agent for posting on the Platform, together with a general description of the contents of such report, notice, filing or other delivery (without disclosing or describing the nature of any MNPI);

(j) within ten (10) Business Days of the end of each calendar month, deliver to Agent a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to Agent and describing in reasonable detail (a) the cash and Cash Equivalents of the Credit Parties as of the last day of such calendar month and certifying that, at all times during such month, Credit Parties were in compliance with the covenant in Section 6.1 and (b) the Net Revenues (calculated in accordance with GAAP) of the Credit Parties on a trailing-twelve month basis determined as of the last day of the calendar month immediately prior such calendar month;

(k) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(l) written notice to Agent promptly, but in any event within ten (10) Business Days of any Responsible Officer of a Credit Party receiving written notice or otherwise becoming aware of:

(i) sales of a Product, which is material to Credit Parties’ business, should cease or be required to cease at the request or requirement of a Governmental Authority;

(ii) any Regulatory Required Permit, the loss of which could be reasonably expected to result in a Material Adverse Effect, has been revoked or withdrawn;

(iii) any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice, has commenced (A) any action against a Credit Party or a Subsidiary thereof that could be reasonably expected to have a Material Adverse Effect, or (B) any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure, enforcement or criminal action that could be reasonably expected to have a Material Adverse Effect;

(iv) receipt by a Credit Party or any Subsidiary thereof from the FDA of a warning letter, Form FDA-483, “untitled letter,” other material written correspondence or material written notice setting forth alleged material violations of laws and regulations enforced by the FDA, or any comparable material written correspondence from any state or local authority responsible for regulating medical device products, or any comparable material written correspondence from any foreign Governmental Authority exercising authority comparable to the FDA alleging material noncompliance with any applicable Healthcare Laws the result of which would be reasonably expected to result in a Material Adverse Effect; or

(v) any Credit Party or any Subsidiary thereof engaging in any material Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products (in each case, other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall) (each of the events set forth in clauses (i)-(v) a “Regulatory Reporting Event”); and

(m) promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Documents required to be delivered pursuant to Sections 4.1(a) through (c) may be delivered electronically and if so delivered shall be deemed to have been delivered to the Agent and each Lender on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

Section 4.2 Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which would not reasonably be expected to result in a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), (i) pay all amounts due and owing in respect of all federal Taxes (including without limitation, payroll and withholdings tax liabilities) and (ii) pay all material amounts due and owing in respect of all foreign and state Taxes and other local Taxes, in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except for Taxes subject to a Permitted Contest or are immaterial in amount, except for such Taxes that may be the subject of a Permitted Contest and except as the nonpayment of such amounts is less than $500,000 in the aggregate at any one time outstanding, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which would not reasonably be expected to result in a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Subject to Section 5.6 and Section 9.2(e), each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence in their jurisdiction of organization and in each other jurisdiction in which they are qualified to do business other than any such jurisdiction (other than its jurisdiction of organization) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, in the case of this clause (b), a failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Credit Party will keep, and will cause each Subsidiary to keep, all property used and necessary in its business in good working order and condition in all material respects, ordinary wear and tear and casualty event excepted.

(b) Each Credit Party will maintain (i) casualty insurance on all personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (which period shall be at least 180 days) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(c) Subject to Section 7.4, on or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured under the commercial general liability insurance and lender loss payee (which shall include, as applicable, identification as mortgagee) on the commercial property insurance, pursuant to endorsements in form and substance reasonably acceptable to the Required Lenders. Subject to Section 7.4, Credit Parties shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Credit Parties’ insurance broker showing the amount of coverage as of the date of the certificate, which shall be a recent date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation or termination in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after notice to each additional insured, assignee and loss payee, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party.

(d) In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent (acting at the written direction of the Required Lenders) may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral if Borrower fails to obtain insurance coverage as required by this Section 4.4 within ten (10) Business Days of receipt of notice from Agent of such failure; provided that if an Event of Default has occurred and is continuing, Agent may purchase insurance without first notifying Borrower of such failure. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent and Agent will cooperate with such Credit Party in this regard, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the documented costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. Such documented costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own; provided that the Required Lenders shall use their Permitted Discretion in selecting any such insurance policies.

Section 4.5 Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply would not reasonably be expected to (a) result in a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 4.6 Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent (and representatives of any Lender who, at such Lender’s own cost, accompany the representatives of Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided that, neither the Agent, any Lender or any of their representatives shall be entitled to take copies, extracts or photos of any information that contains trade secrets or is subject to legal privilege, in each case, as determined by the Credit Parties acting reasonably and in good faith. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary reasonable prior notice of such exercise and such exercise shall occur at reasonable times and intervals and during normal working hours. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds. Borrower shall use the proceeds of Term Loans solely for (a) transaction fees incurred in connection with the Financing Documents, and (b) for working capital needs and general corporate purposes of the Credit Parties and their Subsidiaries. No portion of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

Section 4.8 Intellectual Property, Inbound Licenses.

(a) Each Credit Party will use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for, and protect against infringement or other violation with respect to, all Intellectual Property owned by a Credit Party or exclusively licensed to a Credit Party (and for which it has sufficient rights to conduct such activities), except in the event that such Credit Party determines in its reasonable good faith judgment that any such Intellectual Property (i) is no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries and (ii) failure to so pursue such action will not be adverse to the interests of such Credit Party in any material respect.

(b) Together with each delivery of a Compliance Certificate as set forth in Section 4.1(h), Borrower shall provide written notice to the Agent of any Credit Party entering into or becoming bound by any exclusive inbound license, any material inbound license that is royalty-bearing, or any agreement in respect of any Intellectual Property material to the business of the Credit Parties, taken as a whole. Borrower shall provide in such notice to the Agent the material terms of such license or agreement.

(c) After the Closing Date, with respect to any exclusive inbound license or any material inbound license that is royalty-bearing to which any Credit Party enters into or becomes bound, such Credit Party shall take commercially reasonable actions as the Agent or the Required Lenders may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Agent to be granted a valid security interest to ensure that Agent, acting on behalf of the Lenders, receives a first priority perfected Lien in such license and to fully exercise its rights under any of the Financing Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license. Each Credit Party shall ensure that the annual aggregate payments under any inbound license that is royalty bearing and with a Person that is an Affiliate of a Credit Party (other than an Affiliate that is a Credit Party), does not exceed $10,000,000 per year.

Section 4.9 Notices of Material Contracts, Litigation and Defaults.

(a) Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Credit Party or Subsidiary receives or delivers any notice of termination or a default (or similar notice) in connection with any Material Contract.

(b) Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent upon obtaining knowledge (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or other Credit Party which, if adversely determined, would reasonably be expected to have a Material Adverse Effect with respect to Borrower or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) of the existence of any Default or Event of Default, and (iii) of any strikes or other labor disputes pending or threatened in writing against any Credit Party that would reasonably be expected to have a Material Adverse Effect. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice is required under this clause (b) as of the Closing Date.

(c) Credit Parties shall promptly (but in any event within thirty (30) days) provide written notice to Agent upon obtaining knowledge of any infringement or other violation by any Person, or claim of infringement or other violation by any Credit Party, with respect to any material Intellectual Property rights of any Credit Party, or if there is any claim by any Person that any Credit Party in the conduct of its business is infringing or otherwise violating the material Intellectual Property rights of others.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials that would reasonably be expected to result in a Material Adverse Effect shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply in all material respects with all applicable Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply in all material respects with each applicable Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination, in each case, in excess of the amounts permitted under Environmental Laws, and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination in excess of the amounts permitted under Environmental Laws, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances.

(a) Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than any Excluded Subsidiaries) to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations, to the extent and within the time periods required by Section 4.11(c).

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Credit Parties will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Each Credit Party shall provide Agent with at least ten (10) Business Days (or such shorter period as Agent may agree in its sole discretion) prior written notice of the creation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary. Within thirty (30) days (or such longer period as Agent may agree in its sole discretion) after the formation (or, to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Credit Parties shall: (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to Agent, all of the outstanding shares of Equity Interests or other Equity Interests of such new Subsidiary (except to the extent constituting Excluded Property) owned directly or indirectly by Borrower, along with, solely in the case of any certificated Equity Interests, undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary

(other than any Excluded Subsidiary) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens) on all Collateral of such Subsidiary in existence as of such date and in all after acquired Collateral (in each case, other than with respect to the Excluded Perfection Assets or Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement or the other Security Documents; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than an Excluded Subsidiary) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrower hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrower hereunder and under the other Financing Documents pursuant to a joinder agreement or similar agreement in form and substance reasonably satisfactory to Agent; and (iv) cause the new Subsidiary (other than an Excluded Subsidiary) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent (the requirements set forth in clauses (i) through (iv), the “Joinder Requirements”).

Section 4.12 Regulatory Reporting and Covenants.

Except where failure to do so would not reasonably be expected to have a Material Adverse Effect:

(a) Credit Parties shall have, and shall ensure that it and each of their Subsidiaries has, each Permit and other rights from, and have made all material declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Credit Party. Credit Parties shall ensure that all Permits are valid and in full force and effect and Credit Parties are in material compliance with the terms and conditions of all such Permits.

(b) Credit Parties will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would impair the use or operation of Credit Parties’ business and assets, all Permits necessary under Healthcare Laws to carry on the business of Credit Parties as it is conducted on the Closing Date.

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each of the Credit Parties (without requiring any of them to act as such) with full power of substitution to do the following solely after the occurrence and during the continuance of an Event of Default: (a) endorse the name of such Credit Party upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Credit Party and constitute collections on such Credit Parties’ Accounts; (b) so long as Agent has provided not less than five (5) Business Days’ prior written notice to such Credit Party to perform the same and such Credit Party has failed to take such action, execute in the name of such Credit Party any schedules, assignments, instruments, documents, and statements that the Credit Parties are obligated to give Agent under this Agreement; (c) take any action the Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to such Credit Party to perform the same and such Credit Party has failed to take such action, do such other and further acts and deeds in the name of such Credit Party that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and

(e) do such other and further acts and deeds in the name of the Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Schedule Updates. The Credit Parties shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Article 5- NEGATIVE COVENANTS

Each Credit Party agrees that:

Section 5.1 Debt; Contingent Obligations. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) enter into or assume any agreement (other than the Financing Documents and any agreements for purchase money debt or capital or financing leases permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; or

(b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary, in each case under this Section 5.4, other than (1) customary restrictions and conditions contained in agreements relating to the sale of assets of any Credit Party or any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Credit Party or Subsidiary to be sold and such sale is permitted hereunder, (2) restrictions or conditions imposed by any agreement relating to purchase money Debt, capital or financing leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (3) customary anti-assignment provisions contained in leases, licenses, contracts and other agreements to the extent not otherwise prohibited under the terms of this Agreement, (4) joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets of the applicable joint venture that are the subject of such agreements, (5) customary provisions in any Convertible Note Documents which prohibit the sale or transfer of all or substantially all of the property of Person to any other Person (other than a sale or transfer by any Subsidiary to a Credit Party) which is not, or does not become, an obligor with respect to the Permitted Convertible Debt evidenced by such Convertible Note Documents, and (6) restrictions in the ABL Credit Agreement that (x) taken as a whole, in the good faith judgment of Borrower, are no more restrictive with respect to the Credit Parties than customary market terms for Debt of such type, and (y) do not adversely affect the ability of the Credit Parties (A) to make any payments required to be paid by the Credit Parties with respect to the Obligations or (B) to grant Liens on the Collateral in favor of the Agent, or (C) otherwise prohibit the Credit Parties from performing their obligations under the Financing Documents.

Section 5.5 Payments and Modifications of Subordinated Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments (i) made in full compliance with and expressly permitted under the applicable Subordination Agreement or (ii) with the Net Cash Proceeds of other Subordinated Debt;

(b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the applicable Subordination Agreement;

(c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments (i) made in full compliance with and expressly permitted under the subordination provisions applicable thereto or (ii) with the Net Cash Proceeds of other Subordinated Debt;

(d) declare, pay, or make any payment or distribution under or in respect of any Permitted Convertible Debt, except for: (i) regularly scheduled payments of interest as set forth in the applicable Convertible Note Documents; (ii) payment of reasonable and customary fees and expenses incurred in connection with any Permitted Convertible Debt; (iii) payments of the initial purchase price or premium for each Swap Contract and Permitted Bond Hedge Transaction; provided that such purchase price or premium less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the Net Cash Proceeds received by Borrower from the issuance of the Permitted Convertible Debt issued in connection with such Permitted Bond Hedge Transaction; (iv) the issuance of shares of common stock (plus, if applicable, cash for accrued but unpaid interest and in lieu of fractional shares in connection with such issuance) of Borrower in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of any Permitted Convertible Debt or in connection with any Permitted Warrant Transaction; (v) the making of cash payments in connection with any conversions, redemptions, repurchases or exchanges of Permitted Convertible Debt in an aggregate amount not to exceed the principal amount of the Permitted Convertible Debt so converted; provided that no payments shall be made under this clause (v) unless, after giving effect to such payment, on a pro forma basis (x) no Event of Default has occurred and is continuing or would result from the making of such payment, (y) after giving effect to the making of such payment, Liquidity is greater than or equal to $50,000,000 and (z) Agent shall have received a duly executed certificate of a Responsible Officer of Borrower certifying as to the foregoing clauses (y) and (z); (vi) the issuance of Permitted Convertible Debt permitted pursuant to this Agreement (and not for the avoidance of doubt any payment of cash or Cash Equivalents) in exchange for any Permitted Convertible Debt; or (vii) the redemption, repurchase, exchange or other retirement for cash of the Permitted Convertible Debt in an amount not to exceed the Net Cash Proceeds received by Borrower from the issuance of additional

Permitted Convertible Debt in connection with a Permitted Refinancing of such Permitted Convertible Debt being redeemed, repurchased or retired; provided that such redemption occurs substantially contemporaneously with Borrower’ receipt of the applicable Net Cash Proceeds of such Permitted Refinancing;

(e) declare, pay, or make any payment or distribution under or in respect of the EOS Convertible Bonds, except for: (i) regularly scheduled payments of interest as set forth in the applicable EOS Convertible Bond Documents; (ii) the issuance of shares of common stock of EOS France in connection with any conversion of the EOS Convertible Bonds; (iii) the redemption, repurchase or other retirement for value of the EOS Convertible Bonds at the Company’s option as set forth in the applicable EOS Convertible Bond Documents in an amount not to exceed the Net Cash Proceeds received by EOS France from a Permitted Refinancing of the EOS Convertible Bonds; provided that such redemption occurs substantially contemporaneously with EOS France’s receipt of the applicable Net Cash Proceeds of such Permitted Refinancing, or (iv) the mandatory redemption or repurchase of the EOS Convertible Bonds under the conditions of applicable Law and the EOS Convertible Documents;

(f) declare, pay, or make any payment or distribution under or in respect of the EOS PGE, except for (i) regularly scheduled payments of (x) interest and (y) so long as no Event of Default shall have occurred and be continuing at such time, principal, in each case, as set forth in the applicable EOS PGE Loan Documents or (ii) the redemption, repurchase or other retirement for value of the EOS PGE in an amount not to exceed the Net Cash Proceeds received by EOS France from a Permitted Refinancing of the EOS PGE; provided that such redemption occurs substantially contemporaneously with EOS France’s receipt of the applicable Net Cash Proceeds of such Permitted Refinancing;

(g) amend, supplement or otherwise modify the terms of any such Debt referred to in clauses (d) through (f) above (it being understood that the Permitted Refinancing of such Debt is not covered by this clause (h), but governed by the defined term Permitted Refinancing), if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt if in any way adverse to Agent or Lenders, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment or redemption provisions of such Debt or any of the defined terms related thereto in a manner adverse to Agent or Lenders, (v) change the subordination provisions (if any) thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Agent or Lenders Credit Parties shall, prior to entering into any such amendment or modification, deliver to Agent, within five (5) days (or such shorter period as agreed to by Agent in its sole discretion) in advance of the execution thereof, any substantially final draft thereof (with execution copies to follow); and

(h) amend, supplement or otherwise modify, any ABL Documents in any manner which would violate the applicable ABL Intercreditor Agreement.

Section 5.6 Consolidations, Mergers and Sales of Assets. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate, merge or amalgamate with or into any other Person other than (i) consolidations, mergers or amalgamations among Credit Parties so long as in any such transaction involving Borrower, Borrower is the surviving entity, (ii) consolidations, mergers or amalgamations among Subsidiaries that are not Credit Parties, (iii) consolidations, mergers or amalgamations among Subsidiaries that are not Credit Parties and a Credit Party so long as a Credit Party is the surviving entity and for any transaction involving Borrower, Borrower is the surviving entity, and (iv) consolidations, mergers or amalgamations in connection with any Permitted Acquisition so long in any such transaction involving a Credit Party, such Credit Party, as applicable, is the surviving entity and for any consolidation, merger or amalgamation involving Borrower, Borrower is the surviving entity; or

(b) except transactions otherwise expressly permitted by clause (a) above, make or consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7 Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire, own or otherwise consummate any Investment (including, for the avoidance of doubt, any Acquisition) other than Permitted Investments,

(b) except as permitted in clause (a), acquire any assets other than Permitted Investments, except (i) in the Ordinary Course of Business, (ii) capital expenditures, (iii) replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding, or (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;

(c) engage in or establish any joint venture with any other Person (other than as permitted pursuant to clause (o) of the definition of Permitted Investments); or

(d) without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8 Transactions with Affiliates. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party, except for:

(a) transactions disclosed on Schedule 5.8 on the Closing Date;

(b) transactions which contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party;

(c) transactions among Credit Parties and their Subsidiaries that are not prohibited by this Agreement;

(d) Subordinated Debt and equity financing transactions otherwise permitted by this Agreement;

(e) Permitted Distributions;

(f) Permitted Investments made pursuant to clause (h) of the definition thereof; and

(g) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, restricted stock units and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business).

Section 5.9 Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) would reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; or (c) would otherwise be reasonably expected to result in a Material Adverse Effect.

Section 5.11 Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related, complementary or incidental thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12 Orthotec Litigation and Settlement Payments. Notwithstanding anything to the contrary in this Article 5, otherwise in this Agreement or the other Financing Documents, the Credit Parties and their Subsidiaries, as applicable, shall be permitted to make, pursuant to that certain Settlement and Release Agreement (the “Orthotec Settlement Agreement”) dated as of August 13, 2014, by and among the Alphatec Parties, the Healthpoint Parties and the OrthoTec Parties (each as defined therein), settlement payments each quarter in an aggregate amount not to exceed One Million One Hundred Thousand Dollars ($1,100,000), so long as at the time of each such payment, the Orthotec Settlement Agreement shall be in full force and effect.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a) Subject to Section 7.4 and as of the Closing Date, each Credit Party will cause each of its Deposit Accounts and Securities Accounts (other than Excluded Accounts) to be subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable;

(b) Without limiting clause (a), no Credit Party will establish any new Deposit Account or Securities Account (other than Excluded Accounts) unless such Credit Party and the applicable bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement within thirty (30) days after the establishment of such Deposit Account or Securities Account (or such later date as Agent may agree in its Permitted Discretion);

(c) As of the Closing Date and each date that a Compliance Certificate is required to be delivered pursuant to Section 4.1(h) hereof, Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date or the delivery date of such Compliance Certificate, as applicable; and

(d) At all times that any Obligations remain outstanding, Credit Parties shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account; provided, however, that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll or payroll tax payment (plus such minimum amount as may be required by any requirement of Law or by the applicable depositary bank with respect to such accounts).

Section 5.15 Compliance with Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws; Sanctions; Export Control Laws.Agent and each Lender hereby notifies Credit Parties that pursuant to the requirements of Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorist Financing Laws, Sanctions and Export Control Laws, as well as Agent’s and such Lender’s policies and practices, Agent and each Lender, on their own behalf, is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent and such Lender to identify such party in accordance with such Laws. No Credit Party will, or will permit any Subsidiary or controlled Affiliate to, directly or indirectly, knowingly enter into any contracts or agreements or otherwise engage in transactions directly or indirectly with any Blocked Person or any Sanctioned Country, or which otherwise would violate any Sanctions or Export Control Laws. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that Borrower, any additional Credit Party or any of their respective controlled Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) enters into a settlement agreement with a U.S. government agency, (c) pleads nolo contendere to, (d) is indicted on, or (e) is arraigned and held over on charges, in each case of the foregoing clauses (a) through (e), involving Anti-Money Laundering and Anti-Terrorist Financing Laws, Sanctions or Export Control Laws. No Credit Party will, or will permit any Subsidiary or controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing directly or indirectly with any Blocked Person or Sanctioned Country, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person or Sanctioned Country, (ii) or otherwise deal or engage in any transaction or activity, directly or indirectly, in a manner which would result in a violation of Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Money Laundering or Anti-Terrorist Financing Law, Sanctions or Export Control Laws.

Section 5.16 Excluded Subsidiaries.

(a) No Credit Party shall make any Asset Disposition to or Investment in any Excluded Subsidiary other than Permitted Asset Dispositions and Permitted Investments.

(b) No Credit Party shall transfer any material Intellectual Property to any Subsidiary that is not a Credit Party.

(c) No Credit Party will, or will permit any Subsidiary, to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party.

Article 6 - FINANCIAL COVENANTS

Section 6.1 Minimum Liquidity. Commencing on the Closing Date and at all times thereafter, Credit Parties shall not permit Liquidity to be less than $25,000,000 plus 25% of the aggregate gross principal amount of any Delayed Draw Term Loans incurred hereunder as of the time of determination.

Section 6.2 Evidence of Compliance. Without limiting Section 4.1(h), Credit Parties shall furnish to Agent, as required by Section 4.1(j), an officer’s certificate as evidence of (a) the cash and Cash Equivalents of Credit Parties and their Subsidiaries as of the last day of such calendar month and (b) Credit Parties’ compliance with Section 6.1. The foregoing officer’s certificate shall include, without limitation, (i) a statement in form and substance reasonably satisfactory to Agent, detailing Credit Parties’ calculations, and (ii) if reasonably requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.

Article 7- CONDITIONS

Section 7.1 Conditions to Closing. The effectiveness of this Agreement and obligation of each Lender to make the Initial Term Loans on the Closing Date shall be subject to the receipt by Agent and the Lenders of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit G, each in form and substance satisfactory to Agent and the Lenders, and the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(a) the receipt by Agent and the Lenders of executed counterparts of this Agreement and the other Financing Documents;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) since December 31, 2021, the absence of any fact, event or circumstance that would reasonably be expected to result in a Material Adverse Effect;

(d) receipt by Agent of a Notice of Borrowing in compliance with this Agreement;

(e) receipt by the Agent and the Lenders at least 3 Business Days prior to the Closing Date all documentation and other information requested by Agent or any Lender and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act;

(f) the fact that, immediately before and after the funding of the Initial Term Loans, no Default or Event of Default shall have occurred and be continuing; and

(g) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Delayed Draw Term Loan. The obligation of the Lenders to make a Delayed Draw Term Loan is subject to the satisfaction of the following additional conditions:

(a) receipt by Agent of a Notice of Borrowing;

(b) receipt of Notes aggregating the amount of the funded Delayed Draw Term Loans; provided that unless the applicable Delayed Draw Term Lender has requested such Note at least two (2) Business Days prior to the date of funding, such Notes may instead be delivered within five (5) Business Days following the date of funding (or such longer period as the applicable Delayed Draw Term Lender may agree in its sole discretion);

(c) the satisfaction of the conditions set forth in Section 2.1(b);

(d) the fact that, immediately before and after the funding of such Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing;

(e) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof;

(f) the absence of any fact, event or circumstance that would reasonably be expected to result in a Material Adverse Effect; and

(g) the Agent and the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Agent and the Required Lenders, certifying the conditions in clauses (d), (e) and (f) have been satisfied or waived in all respects.

Each giving of a Notice of Borrowing hereunder and each acceptance by Borrower of the proceeds of any Delayed Draw Term Loan made hereunder shall be deemed to be (y) a representation and warranty by Borrower on the date of such notice or acceptance as to the facts specified in this Section (other than clause (c)), and (z) a restatement by Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent at the written direction of the Required Lenders), Agent shall have the right to perform, all at Credit Parties’ expense, the searches described in clauses (a), (b), and (c) below against each Credit Party, the results of which are to be reasonably satisfactory to Agent and the receipt of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized. Notwithstanding anything to the contrary herein, after the Closing Date, Borrower shall not be liable for the expenses associated with such searches conducted more than once during each twelve month period unless an Event of Default has occurred and is continuing.

Section 7.4 Post-Closing Requirements. Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon (or such later date as Agent may agree in its sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

Article 8 – [RESERVED]

Article 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, grants and pledges to Agent, for the ratable benefit of itself and Lenders, a continuing Lien on and security interest in, upon, and to the property set forth on Annex B attached hereto and made a part hereof.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except with respect to Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all such Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party reasonably necessary to perfect the Lien granted hereunder on the Collateral have been duly taken.

(b) Schedule 9.2(b) sets forth (i) each chief executive office and principal place of business of each Credit Party, and (ii) all of the addresses (including all warehouses) in the United States at which any of the Inventory or Equipment of each Credit Party with a fair market value in excess of $1,000,000 (other than Inventory or Equipment in transit, out for repair or located at distributor and customer locations) is located and/or books and written records of Credit Parties regarding any Collateral, which such Schedule 9.2(b) indicates in each case which Credit Party(ies) have Inventory or Equipment with a fair market value in excess of $1,000,000 (other than Inventory or Equipment in transit, out for repair or located at distributor and customer locations) and/or the written books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Party(ies), indicates the nature of such location (e.g., leased business location operated by Credit Party(ies), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except (y) for the filing of financing statements under the UCC and (z) any consents or approvals required under federal or state securities laws in connection with any sale of any portion of Collateral consisting of securities under such laws, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral.

(d) As of the Closing Date, except to the extent not constituting Collateral or as set forth on Schedule 9.2(d), no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (in each case, other than Excluded Perfection Assets and equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4) and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property, in each case other than Excluded Perfection Assets. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over (a) any Deposit Account or (b) to the extent constituting Collateral, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of any Credit Party is maintained).

(e) Credit Parties shall not take any of the following actions or make any of the following changes unless Credit Parties have given to Agent (x) in the case of clauses (i) and (ii) below, at least thirty (30) days prior written notice or (y) in the case of clause (iii) below, written notice, together with the next Compliance Certificate required to be delivered under this Agreement, or, in each case, such later date as Agent may agree in its Permitted Discretion, of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is; provided that in no event shall a Credit Party organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof, or (iii) change its chief executive office, principal place of business, or the location of its books and records or move any Inventory or Equipment with fair market value in excess of $1,000,000 (other than Inventory or Equipment in transit, out for repair or located at distributor and customer locations) to or place any Collateral on any location that is not then listed on the Schedules.

(f) Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e), and subject to the ABL Intercreditor Agreement:

(i) Credit Parties shall deliver to Agent all Tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets or Excluded Property) owned by any Credit Party and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all Electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper (other than Excluded Perfection Assets). Upon the reasonable request of Agent, Credit Parties will mark conspicuously all such Chattel Paper and all such instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.

(ii) To the extent constituting Collateral and not constituting an Excluded Perfection Asset, Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of all letter of credit rights in a manner reasonably acceptable to Agent.

(iii) To the extent constituting Collateral and not constituting an Excluded Perfection Asset, Credit Parties shall promptly (but in any event not later than the delivery of the next Compliance Certificate required pursuant to Section 4.1(h) above) advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect the Liens, rights and remedies of Agent with respect to any such commercial tort claim or claims.

(iv) Unless Agent shall otherwise consent, Credit Parties shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location (other than, for purposes of clarity, any distributor or customer locations), in each case, located in the United States and (a) which is a such Credit Party’s chief executive office or (b) where any portion of the Collateral with a value in excess of $1,000,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. In no event shall any Credit Party maintain tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business) with an aggregate value in excess of $2,000,000 outside of the United States without Agent’s prior consent except for Inventory (including, for the avoidance of doubt, instrument sets) held outside the United States by Credit Parties, in the Ordinary Course of Business

for a commercially reasonable period of time, for ultimate sale by the Excluded Subsidiaries outside of the United States.

(v) [Reserved].

(vi) Each Credit Party hereby authorizes, but does not obligate, Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Credit Party or words with similar effect), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii) Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(viii) Each Credit Party shall provide, and hereby authorizes, but does not obligate, Agent to file, the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office duly executed and delivered by each applicable Credit Party.

Section 9.3 Release of Collateral. Agent agrees to release the security interest granted hereunder in any Collateral on and subject to the terms set forth in Section 11.9 and/or the ABL Intercreditor Agreement. In connection with any termination or release of Collateral, Agent will, at the Credit Parties’ sole expense, deliver to the Credit Parties, without any representations, warranties or recourse of any kind whatsoever, all such Collateral held by Agent hereunder, and execute and deliver to the Credit Parties such documents as the Credit Parties shall reasonably request to evidence such termination or release.

Article 10- EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and, with respect to any such payment other than principal or interest, such failure shall continue for three (3) Business Days after the date such amount was due, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.12, Article 5, Article 6 or Section 7.4;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of any Credit Party of such default;

(c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event (excluding, for the avoidance of doubt, any such event (but not any breach or default) which solely triggers any conversion right of holders, or conversions in connection therewith, of any Permitted Convertible Debt and does not give rise to a right on behalf of the holders to accelerate such Permitted Convertible Debt and demand cash payment in respect thereof) with respect to any Debt (other than the Loans), after the expiry of any applicable grace period, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an aggregate principal amount in excess of $5,000,000 (any such Debt, “Material Debt”) to become or be declared due prior to its stated maturity; (ii) (A) the occurrence of any breach or default under any terms or provisions of the Convertible Note Documents, any material document related to Permitted Bond Hedge Transactions or Permitted Warrant Transaction, the EOS PGE Loan Documents, the EOS Convertible Bond Documents, or any Subordinated Debt Documents or (B) the occurrence of any event (excluding, for the avoidance of doubt, any such event which triggers any conversion right of holders, or conversions in connection therewith, of any Permitted Convertible Debt) requiring (or that would allow the holders thereof to require), in each case of this clause (ii), the mandatory prepayment or mandatory redemption of any Permitted Convertible Debt, the EOS PGE or any EOS Convertible Bond (except to the extent such early termination requires or results in only the making by Borrower of Permitted Distributions), (iii) the occurrence of any event of default (or any term of similar import) under the ABL Documents, or (iv) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined in, such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party is the “Defaulting Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any “Termination Event” (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which any Credit Party is an “Affected Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by such Credit Party as a result thereof is greater than $5,000,000;

(e) any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party is required to make a contribution to such Pension Plan, or incurs a liability or obligation to such Pension Plan, in each case, in excess of $5,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, in each case with respect to a Credit Party, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans by such Credit Party as a result of such withdrawal (including any outstanding withdrawal liability that the Credit Party has incurred on the date of such withdrawal) exceeds $5,000,000;

(h) one or more judgments or orders for the payment of money (to the extent not paid or fully covered by insurance as to which the relevant insurance company has not rejected coverage) of $5,000,000 or more shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i) (i) except solely as a result of any action or inaction of Agent or Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral (other than Excluded Perfection Assets or any immaterial portion thereof), for any reason other than as a result of a Permitted Asset Disposition, or any Credit Party shall so assert; or (ii) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any Credit Party, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof;

(j) the indictment of any Credit Party for (i) a felony, (ii) any claim of fraud or misrepresentation or (iii) other crime of moral turpitude;

(k) [reserved];

(l) if any Credit Party is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Credit Party’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(m) (i) the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category (other than any voluntary withdrawal or cessation of production in the Ordinary Course of Business that is temporary in nature) from the market or to enjoin Borrower or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category, which, in each case, has had or would reasonably be expected to result in a Material Adverse Effect, (ii) the institution of any action or proceeding by any FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case, has or would reasonably be expected to result in Material Adverse Effect, or (iii) the commencement of any enforcement action against Borrower or its Subsidiaries (with respect to the business of Borrower or its Subsidiaries) by the FDA or any other Governmental Authority which has or would reasonably be expected to result in a Material Adverse Effect; or

(n) a Change in Control shall occur.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Delayed Draw Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders (subject to receipt by the Agent of satisfactory indemnity from the Required Lenders), (a) by notice to Borrower suspend or terminate the Delayed Draw Term Loan Commitments and the obligations of Agent and the Lenders with respect thereto, in whole or in part and, if in part, each Lender’s Delayed Draw Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Delayed Draw Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent;

(iv) [reserved]; and/or

(v) the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including documented out-of-pocket attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.

(b) Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, upon the occurrence and during the continuance of an Event of Default, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, solely for the purpose of carrying out the terms of this Agreement to (i) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (ii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iii) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in subsection (c) shall be a power coupled with an interest and cannot be revoked until payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) at which time this power of attorney shall terminate.

(d) For the purposes of enabling Agent to exercise rights and remedies under the Financing Documents, upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Credit Party and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4 [Reserved].

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, the Agent and each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by the Agent or such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by the Agent or such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations (other than contingent obligations for which no claim has been made); except that neither the Agent or any Lender shall exercise any such right (1) in respect of Excluded Accounts containing only amounts permitted to be contained therein pursuant to the terms of this Agreement or (2) in the case of the Lenders, without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that the Agent and any Lender and any of such Agent’s or Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Credit Party of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent shall be directed by the Required Lenders; provided that all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent with respect to this Agreement, the other Financing Documents or the Collateral shall be paid prior to the Required Lenders directing payment to any other parties or accounts.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Credit Parties owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and to the extent an Event of Default has occurred and is continuing, Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, at any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Article 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents (including acting at the written direction of the Required Lenders), Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof; provided that Credit Parties shall be third party beneficiaries of Section 11.9, Section 11.12, Section 11.16(a), and Section 11.17 to the extent provided for in such sections. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party. The Agent may execute any and all of its duties and exercise its rights and powers under this Agreement or any other Financing Document by or through agents, sub-agents, employees or attorneys-in-fact. The Agent shall not be responsible for the supervision, negligence or misconduct of any agent or attorney-in-fact that it selects absent gross negligence or willful misconduct. Any such delegation made shall not preclude the subsequent exercise of those rights and powers by the Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities and discretions.

Section 11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Agent.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, opinion, direction, report, request or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). The Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The permissive authorizations, entitlements, powers and rights (including the right to request that Borrower take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Agent herein shall not be construed as duties of the Agent. The Agent shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder or under any other Financing Document. In no event shall the Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Agent has been advised of the possibility of such damages and regardless of the form of action. Notwithstanding anything to the contrary contained in this Agreement, (i) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to an Eligible Assignee and (ii) Borrower and the Lenders acknowledge and agree that the Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Eligible Assignee and that the Agent shall have no liability with respect to any assignment or participation made to any Person which is not an Eligible Assignee. Neither the Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Credit Parties, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Agent may assume performance by all such Persons of their respective obligations. The Agent shall have no enforcement or notification obligations relating to breaches or representations or warranties of any other Person. The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Financing Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility. The Agent shall have no obligation to file or record any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Agent pursuant to any Financing Document or (ii) enable the Agent to exercise and enforce its rights under any Financing Document. In addition, the Agent shall have no responsibility or liability (i) in connection with the acts or omissions of any Person in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. Whenever reference is made in this Agreement or any other Financing Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent (except for the Agent’s ability to waive the fee set forth in Section 11.17(a)(i) or in connection with the Agent’s ability to enter into any amendment to the Agency Fee Letter or any other Financing Document to which it is a party when such amendment affects the rights and obligations of the Agent, each of which shall be made in the Agent’s sole discretion), it is understood that in all cases that the Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Required Lenders in respect of such action. If at any time the Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any fee, cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (including in connection with the enforcement of this Section 11.6) (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. Each Lender further agrees to severally indemnify Agent for, within 10 days after demand therefor, any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17(a)(iii) relating to the maintenance of a Participant Register that are payable or paid by

Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 11.6.

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. Lenders hereby irrevocably authorize Agent to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Term Loan Commitment and payment in cash in full of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made); (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document or to which the Required Lenders have consented in writing (it being understood and agreed that Agent may conclusively rely without further inquiry (or Required Lender consent or direction) on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); or (iii) to the extent such Lien is on property owned by a Guarantor and such Guarantor is released from its obligations under the applicable Financing Documents and (b) Lenders hereby authorize Agent to subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens” or to which the Required Lenders have consented in writing. Upon request by Agent at any time, the Required Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9. Upon reasonable request of Borrower, Agent shall execute and deliver and/or authorize the filing of all documents, in each case in form and substance reasonably satisfactory to Agent, to evidence such evidence of termination or release and to deliver to Credit Parties any such Collateral held by Agent hereunder.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify

Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan in accordance with the terms of this Agreement, in each case without the consent of the Lenders or Credit Parties. Following any such assignment, Agent shall endeavor to give notice to the Lenders and give notice to the Credit Parties. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Credit Parties. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall be an Eligible Assignee. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment by the Resignation Date (as defined below), then such resignation shall nonetheless become effective in accordance with such notice from Agent on the 30th day following the date of delivery of notice of resignation (or such later date as consented to by the Agent) (such 30th or later day, the “Resignation Date”) and, from and following such Resignation Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents (except that in the case of any collateral security held by the Agent in its capacity as collateral agent for the Lenders for purposes of maintaining the perfection of the Liens on the Collateral securing the Obligations, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights (other than any rights of reimbursement for any costs, expenses, indemnities, or other amounts due and owing to the Agent prior to the assignment or resignation thereof), powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Credit Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Credit Parties and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

(d) Upon receipt of a written notice from Agent to Borrower and the Lenders, any Person into which the Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any Person succeeding to the business of the Agent shall be the successor of the Agent under this Agreement and any other Financing Document to which the Agent is a party without the execution or filing of any additional paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 11.13 Payment and Sharing of Payment.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. Agent is further authorized by Credit Parties and the Lenders to make expenditures from time to time which Agent, in its Permitted Discretion, deems necessary or desirable to (a) preserve or protect the business conducted by Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 No Fiduciary Duty, Etc.

Each of the Agent, each Lender and their respective Affiliates (collectively, the “Specified Parties”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective Affiliates. Each Credit Party agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Specified Party, on the one hand, and such Credit Party, its respective stockholders or its respective Affiliates, on the other. Each Credit Party acknowledges and agrees that: (i) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Specified Parties, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Specified Party, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto), the process leading thereto (irrespective of whether any Specified Party has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters), or any other obligation to any Credit Party except the obligations expressly set forth in the Financing Documents and (y) each Specified Party, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against any Specified Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the transactions contemplated hereby or by the other Financing Documents.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Credit Parties, the Agent, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, that the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) [reserved];

provided, however, that, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.4(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7, Section 2.5 or amend any of the definitions Pro Rata Share or Term Loan Commitment (or Delayed Draw Term Commitment or Initial Term Commitment) or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, a processing fee of $3,500 to be paid by the assigning Lender and, if the Eligible Assignee is not a Lender, receipt by Agent of an administrative questionnaire and any tax forms reasonably requested by the Agent; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described in Section 11.17(a)(i) above have been met, (A) such Assignment Agreement shall become effective and such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder (including, for the avoidance of doubt, the obligation to deliver applicable documentation pursuant to Section 2.8(c) which such Eligible Assignee shall deliver to Borrower and Agent on or prior to the date of such Assignment Agreement), and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to such Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(iii) Agent, acting solely for this purpose as a non-fiduciary agent of Credit Parties, shall maintain at its office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Credit Parties, Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Credit Parties and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Credit Parties maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Credit Parties and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Credit Parties) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or Agent, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”); provided that, notwithstanding anything to the contrary provided herein, so long as no Specified Event of Default has occurred and is continuing, no Lender may sell participating interests in its Loan, commitments or other interests hereunder to any Competitor. In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower and Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrower shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrower, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

Any Lender may deliver a notice to Agent stating that such Lender shall not fund any Delayed Draw Term Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has outstanding Term Loans in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Delayed Draw Term Lender under clause (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Delayed Draw Term Loan Commitment amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Delayed Draw Term Loan Commitment amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Delayed Draw Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Delayed Draw Term Loan Commitment amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate outstanding Delayed Draw Term Loans of all Non-Funding Lenders as of such date.

Section 11.19 Buy-Out Upon Refinancing. Braidwell shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

Section 11.20 Erroneous Payments.

(a) Each Lender, and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights of such Payment Recipient under the Financing Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Agent in respect of an Erroneous Payment) result in the Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(e) Each party hereto hereby agrees that the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment,

repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.20 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

(g) The provisions of this Section 11.20 to the contrary notwithstanding, (i) nothing in this Section 11.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 11.21 ABL Intercreditor Agreement. The Lenders acknowledge that the ABL Debt may be secured by Liens on the Collateral and that the exercise of certain of the rights and remedies of Agent under the Financing Documents may be subject to the provisions of the ABL Intercreditor Agreement. Each Lender irrevocably (a) consents to the terms and conditions in each ABL Intercreditor Agreement, (b) authorizes and directs Agent to execute and deliver the ABL Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lenders and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the ABL Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the ABL Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of each Intercreditor Agreement, and (d) agrees that no Lender shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section 11.21 or in accordance with the terms of the ABL Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs Agent to enter into such amendments, supplements or other modifications to the ABL Intercreditor Agreement as are approved by Agent and the Required Lenders; provided, that Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by the ABL Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of this Agreement or any refinancing of the Obligations, in each case, on behalf of such Lender and without any further consent, authorization or other action by any Lender. Agent shall have the benefit of the provisions of Article 11 with respect to all actions taken by it pursuant to this Section 11.21 or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.

Article 12 – GUARANTY

Section 12.1 Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Loans. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds.

Section 12.2 Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrower in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrower that the Borrower is in default of its obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.

Section 12.3 Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby:

(a) waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;

(b) agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Borrower;

(c) waive any defense (other than payment in full of the Obligations), right of set-off, right of recoupment or other claim which such Guarantor may have against Agent or any Lender;

(d) waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;

(e) waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;

(f) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;

(g) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(h) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;

(i) waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against Borrower, any other Guarantor or any other person in connection with the Obligations;

(j) waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;

(k) waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

(l) waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;

(m) waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;

(n) agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;

(o) waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrower or Borrower’s financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;

(p) agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;

(q) waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;

(r) waive any defense based on any change in the composition of Borrower, and

(s) waive any defense based on any representations and warranties made by such Guarantor herein or by Borrower herein or in any of the Financing Documents.

For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.

Section 12.4 Guarantor’s Obligations Not Affected by Modifications of Financing Documents.

(a) Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Credit Party, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrower to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.

(b) Without limiting the foregoing, Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) subject to the ABL Intercreditor Agreement, take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) subject to the ABL Intercreditor Agreement, apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) subject to the ABL Intercreditor Agreement, settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from Borrower or any other source, and such determination shall be binding on Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(c) Each Guarantor hereby agrees that, except as hereinafter provided, the Obligations are unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Guarantor and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 12.5 Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrower or any other Credit Party would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.

Section 12.6 Subordination of Borrower’s Obligations to Guarantors; Claims in Bankruptcy.

(a) Any Debt (or any Contingent Obligations) of Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, while an Event of Default has occurred and is continuing or to the extent otherwise prohibited under the Financing Documents, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

(b) Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney‑in‑fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.

Section 12.7 Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 12.8 Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

Section 12.9 Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations for which no claim has been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.

Section 12.10 Representative. Each Guarantor hereby designates Borrower and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower hereby accepts such appointment.

Section 12.11 Guarantor Acknowledgement. Without limiting the generality of the foregoing, each Guarantor, by its acceptance of this Guaranty, hereby confirms that, except for Borrower, it is a Subsidiary of a Borrower and each Guarantor further confirms that it will materially benefit from the Loans made hereunder and the parties hereto intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Person with respect to the Liabilities, including pursuant to Section 12.12, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the United States Bankruptcy Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the holders, to the maximum extent not subject to avoidance under applicable law, and neither a Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of a Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations guaranteed hereunder may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the holders hereunder; provided that nothing in this sentence shall be construed to increase such Guarantor’s obligations hereunder beyond its maximum liability.

Section 12.12 Indemnification and Contribution.

(a) In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 12.6), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Guarantors hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Guarantor any Recovery Amount (as defined below), then the paying Guarantor shall have a right of contribution against each other Guarantor in an amount equal to such other Guarantor’s contributive share of such Recovery Amount; provided, however, that in the event any Guarantor suffers a Deficiency Amount (as defined below), then the Guarantor suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Guarantors in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Guarantor equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. As used in this Section 12.12(b), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 12.12, the term “Deficiency Amount” means any amount that is less than the entire amount a Guarantor is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Guarantors in respect of any Recovery Amount attributable to the Guarantor entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 12.12 or otherwise.

(c) Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Credit Party including, without limitation, a payment made by any other Guarantor under any Guarantee, shall entitle such Credit Party, by subrogation or otherwise, to any payment from such other Credit Party or from or out of such other Credit Party’s property. The right of each Guarantor to receive any indemnification or contribution under this Section 12.12 or by subrogation or otherwise from the Borrower or any other Guarantor shall be subordinate in right of payment to the Obligations and such Credit Party shall not exercise any right or remedy against Borrower or such other Guarantor or any property of such other Credit Party by reason of any performance of such Credit Party of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been paid and satisfied in full, and no Guarantor shall exercise any right or remedy with respect to this Section 12.12 until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been paid and satisfied in full.

Article 13 - MISCELLANEOUS

Section 13.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Articles 11 and 12 shall survive the resignation or replacement of the Agent, the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 13.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 13.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, email or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website (including the Platform) shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(d) Borrower and each Lender hereby acknowledges that (i) the Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934 (all such information described in the foregoing, “MNPI”). Borrower hereby agrees that (1) it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (2) by marking the Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (4) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that Borrower and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, financial statements and other documentation delivered pursuant to Sections 4.1(a), (b) and (c) (with respect to clause (c), only to the extent such reports and filings are filed by Borrower with any stock exchange on which any securities of Borrower are traded and/or the SEC) shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information.” Unless expressly marked “PUBLIC” and subject to the prior sentence, the Agent agrees not to make any such Borrower Materials available to Public Lenders. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agent and other Lenders may have access to such information and (ii) neither the Borrower nor the Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

(e) Notwithstanding the foregoing, to the extent Borrower in good faith determines that it is necessary to disclose MNPI to a Public Lender for purposes relating to this Agreement or any other Financing Document, Borrower shall inform the Agent via email at MNICOLOSI@WilmingtonTrust.com (or any other email address as may be notified by the Agent to Borrower in writing from time to time) of such determination, and Agent shall distribute such email to the applicable Public Lender, and within two (2) Business Days after the sending of such email by Borrower to the Agent, such Public Lender shall engage with the Borrower to discuss such purposes.

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, AGENTS, ADVISORS AND OTHER REPRESENTATIVES OF EACH OF THE FOREGOING (COLLECTIVELY, THE “AGENT-RELATED-PERSONS”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT OR ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any Agent-Related-Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Agent or such Agent-Related-Person; provided, however, that in no event shall the Agent or any Agent-Related-Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(g) On or prior to 10:00 a.m. (New York City time) on the first (1st) Business Day after the Closing Date, Borrower shall file with the SEC one or more Forms 8-K (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”) describing the material terms of this Agreement and disclosing the consummation of the transactions contemplated hereby and including as an exhibit to such Form 8-K this Agreement. At or prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following any date of borrowing of Delayed Draw Term Loans, Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing the terms of the borrowing on such date and any other material transactions occurring in connection therewith. At or prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Borrower’s termination of any unfunded Delayed Draw Term Loan Commitments or any repayment, prepayment, redemption or payment in full of the outstanding principal amounts of the Loans, Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing such termination, repayment, prepayment, redemption or payment (as applicable) and any other material transactions occurring in connection therewith.

Section 13.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 13.6 Confidentiality.

(a) [Reserved].

(b) Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person; provided, however, that any such Persons are bound by obligations of confidentiality, (v) [reserved;] and (vi) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party or other credit provider in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided, however, that any such Persons are bound by obligations of confidentiality. The Credit Parties acknowledge that the receipt and possession by Agent or any Lender of non-public information under this Section 13.6(b) shall not limit the ability of Agent or such Lender(s) to make investments in securities issued by third parties, provided, however, that this acknowledgement shall not permit any disclosure of such non-public information to a third party, except in compliance with this Section 13.6. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 13.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 13.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 13.9 WAIVER OF JURY TRIAL.

(a) EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(b) In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 13.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.

Section 13.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Braidwell or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure to the extent permitted to do so, (ii) with Braidwell’s prior written consent, or (iii) to the extent required to be filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes Braidwell to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Braidwell elects to submit for publication. In addition, each Lender and each Credit Party agrees that Braidwell may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Braidwell shall provide Borrower with an opportunity to review and confer with Braidwell regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Braidwell may, from time to time, publish such information in any media form desired by Braidwell, until such time that Borrower shall have requested Braidwell cease any such further publication.

Section 13.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 13.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 13.14 Expenses; Indemnity.

(a) Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Borrower hereby agrees to promptly pay (i) all reasonable and documented fees, costs and expenses of Agent and the Lenders, including, without limitation, the fees, reasonable and documented costs and expenses of counsel to, and consultants retained by Agent or the Lenders (but limited, in the case of legal fees and expenses, to the reasonable, documented and out-of-pocket fees, costs and expenses of one (1) primary external counsel to the Agent and one (1) primary external counsel to the Lenders collectively (and, to the extent reasonably necessary, one (1) local external counsel to such Persons collectively in each relevant jurisdiction, one (1) regulatory counsel, and, in the case of an actual or perceived conflict of interest, one (1) additional counsel)), in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent or the Lenders of their rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented costs and expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Financing Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral; (iii) without limitation of the preceding clause (i), all documented costs and expenses of Agent in connection with (A) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against the Agent in its capacity or in fulfilling its role as Agent hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and (B) any workout, collection, bankruptcy, insolvency and other enforcement proceedings (including the indemnity set forth in Section 13.14(b)) under any and all of the Financing Documents; and (iv) without limitation of the preceding clause (i), all documented costs and expenses incurred by Lenders, including, without limitation, the fees, reasonable and documented costs and expenses of counsel to, and independent consultants retained by Agent or the Lenders, in connection with (x) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against the Agent in its capacity or in fulfilling its role as Agent) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and (y) in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b) Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one (1) primary external counsel to the Agent and one (1) primary external counsel to the Lenders collectively (and, to the extent reasonably necessary, one (1) local counsel in each relevant jurisdiction, one (1) regulatory counsel for such Indemnitee, and, in the case of an actual or perceived conflict of interest, one (1) additional counsel) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, (ii) [reserved] and (iii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from (x) the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (y) disputes solely among any Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any of any Credit Party’s Affiliates. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 13.14(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation or the replacement of the Agent. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER; provided that the Agent shall be entitled to reimbursement and indemnification in full pursuant to Sections 11.6 and 13.14(b) hereof for any claims for indirect, punitive, exemplary or consequential damages against the agent by any third party in connection with the Agent entering into any other Financing Document (including in connection with the agent agreeing to indemnify any third party for such damages pursuant to such other financing documents).

(d) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.

Section 13.15 [Reserved].

Section 13.16 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Agent and each Lender and their respective successors and permitted assigns.

Section 13.18 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.

Section 13.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed on the day and year first above mentioned.

BORROWER:	ALPHATEC HOLDINGS, INC.
	By:	/s/ Todd Koning
	Name:	Todd Koning
	Title:	Chief Financial Officer
Address:
1950 Camino Vida Roble
Carlsbad, CA 92008
	Attn:	Todd Koning; ATEC legal
E-Mail:

GUARANTOR:	ALPHATEC SPINE, INC.
	By:	/s/ Todd Koning
	Name:	Todd Koning
	Title:	Chief Financial Officer
Address:
1950 Camino Vida Roble
Carlsbad, CA 92008
	Attn:	Todd Koning; ATEC legal
E-Mail:

GUARANTOR:	SAFEOP SURGICAL, INC.
	By:	/s/ Todd Koning
	Name:	Todd Koning
	Title:	Chief Financial Officer
Address:
1950 Camino Vida Roble
Carlsbad, CA 92008

Attn:	Todd Koning; ATEC legal
E-Mail:

AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent By: /s/ Marie Nicolosi Name: Marie Nicolosi Title: Assistant Vice President

Address:

1100 North Market Street
Wilmington, DE 19890
Attention: Marie Nicolosi
Email: mnicolosi@wilmingtontrust.com

Phone: (302) 636-6301

Copying, for notice purposes only:

Alston & Bird LLP
101 South Tryon Street, Suite 4000
Charlotte, NC, 28280

Attention: Jason Solomon
Email: jason.solomon@alston.com
Phone: (704) 444-1295

LENDER:	Braidwell Transaction Holdings LLC – Series 1 By: /s/ Manish K. Mital Name: Manish K. Mital Title: Chief Operating Officer & General Counsel
By: /s/ Colin Bettison Name: Colin Bettison Title: Chief Operating Officer & General Counsel
Address:
One Harbor Point, 2200 Atlantic Street, 4th Floor Stamford, CT 06902

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex
Annex B	Collateral

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E	[Reserved]
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4 Exhibit G	Form of U.S. Tax Compliance Certificate Closing Checklist
Exhibit H	Form of Assignment Agreement

SCHEDULES

Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6 Schedule 3.13	Litigation Taxes
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 7.4	Post-Closing Obligations
Schedule 9.2(b) Schedule 9.2(d)	Location of Collateral Chattel Paper, Letters of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

Annex A to Credit Agreement (Commitment Annex)

Lender	Initial Term Loan Commitment	Delayed Draw Term Loan Commitment
Braidwell Transaction Holdings LLC – Series 1	$100,000,000	$50,000,000
TOTALS	$100,000,000	$50,000,000

Annex B to Credit Agreement (COLLATERAL)

The Collateral consists of all of each Credit Party’s assets, including without limitation, all of each Credit Party’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a) all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contracts together with all contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, IP Proceeds, commercial tort claims (including each such claim listed on Schedule 9.2(d)), documents, Instruments (including any promissory notes), chattel paper (whether tangible or electronic), Vehicles and title documents with respect to Vehicles, cash, Deposit Accounts, Securities Accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities (including all Equity Interests), and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b) all of such Credit Party’s books and records relating to any of the foregoing and all rights of access to such Credit Party’s books; and

(c) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and products insurance proceeds of any and/or all of the foregoing;

provided, that, for avoidance of doubt, Collateral shall not include any Excluded Property.